UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AppLovin Corporation
(Name of Registrant as Specified In Its Charter)
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APPLOVIN

Proxy Statement

Notice of Annual Meeting of Stockholders

2025

JUNE 4, 2025 / PALO ALTO, CA

1100 Page Mill Road | Palo Alto, California 94304

Notice of Annual Meeting of Stockholders		MEETING DETAILS

Date June 4, 2025

Dear Stockholders of AppLovin Corporation:
We cordially invite you to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of AppLovin Corporation, a Delaware corporation, to be held on Wednesday, June 4, 2025 at 10:00 a.m. Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/APP2025, where you will be able to listen to the meeting live, submit questions, and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, voting are set forth on page 3.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
Time 10:00 a.m. Pacific Time

Location www.virtualshareholdermeeting. com/APP2025

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote. Submitting your vote in advance does not deprive you of your right to attend the Annual Meeting and to re-vote your shares at the Annual Meeting.

Proposals
1	To elect nine (9) directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
3	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 10, 2025 as the record date for the Annual Meeting. Stockholders of record on April 10, 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

By order of the Board of Directors,

Adam Foroughi
Chief Executive Officer, Co-Founder, and Chairperson of the Board
Palo Alto, California
April 22, 2025
The accompanying proxy statement and our 2024 annual report are available at www.proxyvote.com. You will be asked to enter the 16 digit control number located on your proxy card.

AppLovin Corporation	i	2025 Proxy Statement

AppLovin Corporation	ii	2025 Proxy Statement

AppLovin Corporation	iii	2025 Proxy Statement

AppLovin Corporation Proxy Statement for the 2025 Annual Meeting of Stockholders
General Information
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors (“Board of Directors” or “Board”) for use at the 2025 annual meeting of stockholders of AppLovin Corporation, a Delaware corporation (“we,” “our,” “us,” the “Company,” or “AppLovin”), and any postponements, adjournments, or continuations thereof.

Date June 4, 2025	Time 10:00 a.m. Pacific Time	Location www.virtualshareholdermeeting.com/APP2025
The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/APP2025, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 22, 2025 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our 2024 annual report can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
What matters am I voting on?
You are being asked to vote on:
•the election of nine (9) directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
•any other business as may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends you vote:
•“FOR” the election of each director nominee named in this proxy statement; and
•“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director nominee is elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the nine (9) director nominees who receive the largest number of votes cast “For” such nominees are elected as

AppLovin Corporation	1	2025 Proxy Statement

directors. As a result, any shares not voted “For” a particular director nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such director nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the director nominees for election as a director.
•Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and, thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on April 10, 2025, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 307,674,018 shares of our Class A common stock outstanding and 30,688,541 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one (1) vote on each proposal and each share of Class B common stock is entitled to twenty (20) votes on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as street name stockholders.
Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually, or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

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How do I vote?
If you are a stockholder of record, there are several ways to vote:

Internet
Vote by internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 3, 2025 (have your Notice or proxy card in hand when you visit the website);
Phone Vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 3, 2025 (have your Notice or proxy card in hand when you call);	Mail Vote by completing and mailing your proxy card (if you received printed proxy materials); or
Virtual Meeting
Vote by attending the Annual Meeting by visiting www.virtual shareholdermeeting
.com/APP2025, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the internet. However, the availability of telephone and internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by internet or by telephone;
•completing and returning a later-dated proxy card; or
•notifying the Corporate Secretary of AppLovin Corporation, in writing, at AppLovin Corporation, 1100 Page Mill Road, Palo Alto, California 94304.

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You may also change your vote by attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/APP2025. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee. The Annual Meeting webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Why are we holding a meeting virtually?
We are leveraging technology to hold a virtual Annual Meeting that expands convenient access to, and enables participation by, stockholders from any location around the world. We believe the virtual format encourages attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/APP2025. Our virtual Annual Meeting will be governed by our rules of conduct and procedures, which will be posted at www.virtualshareholdermeeting.com/APP2025 on the date of the Annual Meeting. We have designed the format of the virtual Annual Meeting so that stockholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. Stockholders will be able to submit questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Adam Foroughi, Matthew Stumpf, and Victoria Valenzuela have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 22, 2025 to all stockholders entitled to vote at the Annual Meeting.
Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

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How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four (4) business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the address below.
AppLovin Corporation
Attention: Corporate Secretary
1100 Page Mill Road
Palo Alto, California 94304
(800) 839-9646
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 23, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the address included in the answer to the preceding question.

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Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, (iii) properly brought before such annual meeting as may be provided in the certificate of designations for any class or series of preferred stock, or (iv) properly brought before such meeting by a stockholder who (A) is a stockholder of record at the time of giving of the notice contemplated by our amended and restated bylaws; (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of an annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at an annual meeting; (D) is a stockholder of record at the time of an annual meeting; and (E) complies with the procedures set forth in our amended and restated bylaws, including delivering timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2026 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•no earlier than 8:00 a.m., Pacific time, on February 4, 2026; and
•no later than 5:00 p.m., Pacific time, on March 6, 2026.
In the event that we hold the 2026 Annual Meeting of Stockholders more than 25 days from the one-year anniversary of the Annual Meeting, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the 2026 Annual Meeting of Stockholders and no later than 5:00 p.m., Pacific time, on the later of (i) the 90th day prior to the day of the 2026 annual meeting of stockholders and (ii) if the first public announcement of the date of the 2026 Annual Meeting of Stockholders is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Stockholders is first made by us.
Unless otherwise required by law, if a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Recommendation or Nomination of Director Nominees
Stockholders who have continuously held 1% of our fully diluted capitalization for at least twelve (12) months prior to the submission of their recommendation may recommend director nominees for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the nominee confirming willingness to serve, information regarding any relationships between the nominee and the Company and evidence of the recommending stockholder’s ownership of the Company’s capital stock and should be directed to our Chief Legal Officer and Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director nominees, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors” on page 26.
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act and otherwise must comply with applicable federal and state law. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals,” on page 5 for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available via our website at https://investors.applovin.com and the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director nominees.

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PROPOSAL NO. 1
Election of Directors
Our Board of Directors is currently composed of ten (10) members. As previously announced, Edward Oberwager, who currently serves as a director, will not stand for re-election and his term will expire at the Annual Meeting. As such, following the Annual Meeting, it is anticipated that the size of our Board of Directors will be reduced to nine (9) members.
Director Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, as director nominees for election as directors at the Annual Meeting: Adam Foroughi, Herald Chen, Craig Billings, Margaret Georgiadis, Alyssa Harvey Dawson, Barbara Messing, Todd Morgenfeld, Eduardo Vivas and Maynard Webb. Mr. Webb is standing for election by our stockholders for the first time and was recommended for consideration as a director to the Nominating and Corporate Governance Committee by our Chief Executive Officer and non-management directors. If elected, each of the director nominees will serve as directors until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified. For information concerning the director nominees, please see “Board of Directors and Corporate Governance” on page 8.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Foroughi, Billings, Chen, Morgenfeld, Vivas and Webb, and Mses. Georgiadis, Harvey Dawson, and Messing. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the nine (9) director nominees who receive the largest number of votes cast “For” such director nominees are elected as directors. As a result, any shares not voted “For” a particular director nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such director nominee’s favor and will have no effect on the outcome of the election.

☑	OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

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Board of Directors and Corporate Governance
Our Board of Directors is comprised of seasoned directors with various subject matter expertise, each of whom play a critical role in the oversight and governance of our business and operations. The active engagement by our Board of Directors and its three (3) fully independent standing committees reflect our commitment to effective risk oversight, decision-making aligned with our stockholders’ interests, and ensuring a culture of integrity and accountability, all of which are designed to enhance long-term stockholder value.
Our slate of director nominees to serve on our Board of Directors consists of nine (9) directors, six (6) of whom qualify as “independent” under the corporate governance requirements of the Nasdaq Listing Rules. At each annual meeting of stockholders, directors will be elected for a one-year term and until their successors are duly elected and qualified.
The following charts provide summary information about our director nominees’ skills, expertise, and background.
Director Nominees’ Skills and Expertise

Director Nominees
Skills and Expertise	Adam Foroughi	Craig Billings	Herald Chen	Margaret Georgiadis	Alyssa Harvey Dawson	Barbara Messing	Todd Morgenfeld	Eduardo Vivas	Maynard Webb

CEO Experience
Marketing & Digital Media
Product & AdTech
Public Company
Cyber Security
Financial & Accounting
International Operations
Legal & Regulatory
Data Privacy
Operational Expertise
Risk Management & Corporate Governance
Human Capital & Talent Development

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Director Nominees’ Background

	Director Nominees
	Adam Foroughi	Craig Billings	Herald Chen	Margaret Georgiadis	Alyssa Harvey Dawson	Barbara Messing	Todd Morgenfeld	Eduardo Vivas	Maynard Webb

Independent
Age	44	52	55	61	55	53	53	39	69
Tenure	14	5	7	4	4	1	2	7	0

Skills Categories

CEO Experience	Marketing & Digital Media	Product & AdTech
Experience and skills in leadership, management, and business strategy as a chief executive officer at a large publicly traded or private company.	A deep understanding of marketing and digital media strategies, including brand and marketing strategy, social media and content marketing, and/or creating or implementing platforms to promote products and services.	In-depth knowledge and expertise in the creation, management, and optimization of products within the adverting technology space, including building and improving tools, platforms and strategies that help companies reach their audiences.

Public Company	Cyber Security	Financial & Accounting
Experience as a senior executive or member of the board of directors of a publicly traded company, providing valuable insight into public company operations, governance, financial reporting, investor relations, and regulatory compliance.
Experience (including through oversight) in various cybersecurity principles, technologies, tools in protecting computer systems, networks, and data from various threats such as cyberattacks, hacking, data breaches, malware, and other forms of digital security vulnerabilities.
Experience in positions requiring a deep understanding of financial principles, accounting standards, tax strategies, auditing, and reporting.

International Operations	Legal & Regulatory	Data Privacy
Leadership position in an organization with international operations, providing knowledge and expertise in managing business activities and strategies across multiple countries and regions.	Experience (including through oversight) in legal, regulatory, or compliance matters, including navigating complex and evolving legal frameworks, overseeing corporate governance, and managing compliance with applicable laws and regulations.	Knowledge and experience in managing sensitive personal and organizational data, including privacy law and regulations, risk assessment and management, data governance and compliance and data protection techniques.

Operational Expertise	Risk Management & Corporate Governance	Human Capital & Talent Development
Experience managing day-to-day business operations at scale, including executing strategy, optimizing organizational performance, and driving growth in complex or high-growth environments.
	Knowledge and experience in identifying, accessing, and managing risks that may affect an organization’s objectives, including understanding the principles, structures, and processes that ensure a company operates in an ethical, accountable, and transparent manner.	Management experience involving strategies and practices aimed at maximizing the potential of an organization’s workforce.

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Nominees for Director

Mr. Foroughi is one of our co-founders and has served as our Chief Executive Officer and a member of our Board of Directors since December 2011.
He was designated as Chairperson of our Board of Directors in March 2021. He previously co-founded two advertising technology companies, Lifestreet Media Inc. and Social Hour Inc. Mr. Foroughi holds a B.A. in Business Administration from the University of California, Berkeley.

Qualifications

Mr. Foroughi was selected to serve on our Board of Directors because of his deep industry knowledge and the vision and experience he brings as our Chief Executive Officer and Co-Founder. With deep expertise in international operations, product development, building high-performing teams, and driving strategic vision, he has successfully led us through growth and innovation in the ever-evolving tech landscape.

Adam Foroughi
Chairperson of the Board and Chief Executive Officer

Age: 44 Director Since: 2011 Committees: None
Skills

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Mr. Billings has served as a member of our Board of Directors since December 2020 and as our Lead Independent Director since February 2021.
Mr. Billings has served as Chief Executive Officer and a member of the board of directors of Wynn Resorts, Limited (NYSE: WYNN), a developer and operator of hotels and casinos, since February 2022. Prior to February 2022, Mr. Billings served as the Chief Financial Officer and Treasurer of Wynn Resorts from March 2017 to January 2022 and as President from May 2019 to May 2021. He has also served as a Director of Wynn Macau, Limited, a majority owned subsidiary of Wynn Resorts since August 2018. From December 2015 to January 2018, Mr. Billings served as Non-Executive Chairman of NYX Gaming Group Ltd., a developer of digital gaming systems which was acquired by Scientific Games Corporation in January 2018. Mr. Billings has been a Certified Public Accountant since 1999. He holds a B.S. in Business Administration from the University of Nevada, Las Vegas and an M.B.A. from Columbia Business School.
Qualifications

Craig Billings
Lead Independent Director

Age: 52 Director Since: 2020 Committees: Compensation (Chair); Audit

Mr. Billings was selected to serve on our Board of Directors because of his significant global operational experience as a public-company CEO, his financial and accounting acumen, his risk management and corporate governance expertise, and his industry knowledge, which brings a strategic perspective to the boardroom, playing a key role in guiding us through complex challenges and growth opportunities.

Skills

AppLovin Corporation	11	2025 Proxy Statement

Mr. Chen has served as a member of our Board of Directors since August 2018.
Mr. Chen previously served as AppLovin’s President and Chief Financial Officer from November 2019 to December 2023. Prior to joining us, he served as the head of Technology, Media and Telecom at Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, KKR) (NYSE: KKR), an investment firm that manages multiple alternative asset classes, from 2007 to 2019, having previously worked for the firm from 1995 to 1997. He also currently serves on the board of directors of GoDaddy, Inc. (NYSE: GDDY), an online solutions provider, and Internet Brands Inc., an integrated digital media and software services company. Mr. Chen holds a B.S. in Economics (Finance) and a B.S.E. in Mechanical Engineering from the University of Pennsylvania and an M.B.A. from the Stanford University Graduate School of Business.
Qualifications

Herald Chen
Director

Age: 55 Director Since: 2018 Committees: None
Mr. Chen was selected to serve on our Board of Directors because of his extensive operating and management experience. He brings strong financial and accounting expertise, along with significant experience in public company leadership and governance. His experience serving on the boards of both public and private technology companies provides valuable oversight and strategic insight to our Board.

Skills

AppLovin Corporation	12	2025 Proxy Statement

Ms. Georgiadis has served as a member of our Board of Directors since January 2021.
Ms. Georgiadis currently serves as Co-Founder and Chief Executive Officer of Montai Therapeutics and as Chief Executive Officer-Partner of Flagship Pioneering Inc., a bioplatform innovation company, since April 2022. She previously served as an Endurance Partner-in-Residence at General Catalyst, a venture capital firm, from January 2021 to April 2022. From May 2018 to December 2020, she served as President and Chief Executive Officer of Ancestry.com LLC, a global family history and consumer genomics company. Prior to Ancestry, from February 2017 to May 2018, Ms. Georgiadis served as Chief Executive Officer of Mattel, Inc. (NASDAQ: MAT), a global children’s entertainment company specializing in toys and consumer products. From 2009-2017 she served as President of Google Americas and the Vice President of Global Operations. She is an experienced public and private company board director and currently serves on the board of directors of McDonald’s Corporation (NYSE: MCD) and several private companies in technology and health technology. She holds an A.B. from Harvard College and an M.B.A. from Harvard Business School.
Qualifications

Margaret Georgiadis
Independent Director

Age: 61 Director Since: 2021 Committees: Nominating and Corporate Governance (Chair); Audit

Ms. Georgiadis was selected to serve on our Board of Directors because of her experience as a public company director and deep expertise in the tech industry. With extensive CEO and public company experience, she brings a strategic and operational mindset to the boardroom. Her experience spans product development, ad tech, and data privacy, along with strong financial, accounting and risk management acumen. A leader in corporate governance, with a long track record in international operations, strategic transactions, and talent development, she provides critical oversight while driving innovation and growth.

Skills

AppLovin Corporation	13	2025 Proxy Statement

Ms. Harvey Dawson has served as a member of our Board of Directors since November 2021.
Ms. Harvey Dawson served as Chief Legal Officer and Corporate Secretary for HubSpot, Inc. (NYSE: HUBS), a leading CRM platform, from November 2022 to December 2024, where she was responsible for overseeing the company’s legal and compliance teams, and as an Advisor to HubSpot from December 2024 to March 2025. Prior to joining HubSpot, she served as the Chief Legal Officer of Gusto, Inc., a modern HR platform, from August 2020 to November 2022, and on the executive leadership team, overseeing the company’s legal, compliance and government affairs team. Previously, from June 2017 to July 2020, she was General Counsel at Sidewalk Labs, an urban innovation subsidiary of Alphabet Inc., where, among other things, she was responsible for developing the legal team and data privacy strategy. From 2011 to 2017 she oversaw global IP and licensing at HARMAN, a Samsung company, as its Vice President, Global Intellectual Property, and was Associate General Counsel at Netflix (NASDAQ: NFLX) from 2008 to 2011. Prior to Netflix, she was also at Autodesk (NASDAQ: ADSK). Ms. Harvey Dawson received her BA, cum laude, in Journalism from Michigan State University and was an Honors College member. She received her JD, cum laude, from Georgetown University Law Center. Ms. Harvey Dawson is also a board member of Make-A-Wish Connecticut and is a member of the Georgetown University Law School Board of Visitors.

Alyssa Harvey Dawson
Independent Director

Age: 55 Director Since: 2021 Committees: Audit; Nominating and Corporate Governance
Qualifications

Ms. Harvey Dawson was selected to serve on our Board of Directors because she has over 25 years of broad-based legal experience and has overseen corporate governance, mergers and acquisitions, commercial transactions, enterprise risk management, compliance, data privacy, intellectual property, regulatory, and governmental/public affairs matters.

Skills

AppLovin Corporation	14	2025 Proxy Statement

Ms. Messing has served as a member of our Board of Directors since March 2024.
Ms. Messing served as Chief Marketing & Communications Officer at Roblox (NYSE: RBLX) from August 2020 to December 2023 and previously served as Chief Marketing Officer and People Experience Officer from August 2020 to July 2023. Prior to Roblox, Ms. Messing served as Senior Vice President, Chief Marketing Officer of Walmart U.S (NYSE: WMT) from August 2018 to August 2019, and brought her years of experience serving in multiple roles including Vice President and Chief Marketing Officer, and later Senior Vice President and Chief Marketing Officer at TripAdvisor, Inc. (NASDAQ: TRIP) an online travel company, between 2011 and 2018. Between 2002 and 2011, she served in a number of management positions at Hotwire.com, an internet-based travel agency, including Vice President of Customer Experience and Vice President and General Manager, Travel Ticker. Ms. Messing currently serves on the board of directors of Vacasa (NASDAQ: VCSA), a publicly-traded company with a leading platform for vacation rental management. She previously served on the board of directors of Overstock.com, Inc. (NYSE: BYON), a publicly-traded internet retailer, and the board of directors of publicly-traded XO Group, Inc., which merged with WeddingWire in December 2018. Ms. Messing received her B.A. from Northwestern University and her J.D. from Stanford Law School.

Barbara Messing
Independent Director

Age: 53 Director Since: 2024 Committees: Compensation; Nominating and Corporate Governance

Qualifications

Ms. Messing was selected to serve on our Board of Directors because of her extensive operational expertise and leadership experience in both management and director roles at public companies. She brings deep knowledge in marketing, digital media, product development, and adtech, with a strong background in building and scaling online platforms. Her experience in human capital and talent development enhances our ability to help drive organizational growth and foster leadership excellence.

Skills

AppLovin Corporation	15	2025 Proxy Statement

Mr. Morgenfeld has served as a member of our Board of Directors since September 2023.
Mr. Morgenfeld previously held pivotal roles at Pinterest, Inc. (NYSE: PINS), including Chief Financial Officer and Head of Business Operations from November 2016 to July 2023. Before Pinterest, he left his mark at Twitter as Vice President of Finance from 2015 to 2016 and at Hewlett-Packard (NYSE: HPQ) as Treasurer and Senior VP of Financial Analytics and Corporate Development from 2013 to 2015. Prior to his role at Hewlett-Packard, he was an investment partner at Silver Lake Partners from 2004 to 2013. Mr. Morgenfeld currently sits on the board of directors of Urban Outfitters, Inc. (NASDAQ: URBN), a portfolio of global consumer brands comprising Urban Outfitters, Anthropologie, Free People, BHLDN, Terrain, Menus & Venues, and Nuuly. Mr. Morgenfeld graduated first in his class from the United States Military Academy at West Point and holds an M.B.A. from Stanford University Graduate School of Business.
Qualifications

Todd Morgenfeld
Independent Director

Age: 53 Director Since: 2023 Committees: Audit (Chair); Compensation

Mr. Morgenfeld was selected to serve on our Board of Directors because of his deep operational expertise in technology-driven enterprises. He has a strong background in finance and accounting, and his public company board experience helps him bring valuable insights into public company financial oversight, risk management, and corporate governance matters.

Skills

AppLovin Corporation	16	2025 Proxy Statement

Mr. Vivas has served as a member of our Board of Directors since August 2018.
Mr. Vivas has served as Chief Operating Officer at Humans, Inc., the developer of the Flip Shop social shopping app since March 2024. From August 2017 to March 2024, he served as the Chief Executive Officer at Curated, Inc. (Curated.com), an online outdoor sports retailer he co-founded. From March 2014 to April 2017, Mr. Vivas served as Head of Product, Talent Solutions at LinkedIn Corporation, a business and employment-oriented online service. He joined LinkedIn through its acquisition of Bright.com, an employment website company he co-founded and served as Chief Product Officer from October 2011 to February 2014.
Qualifications

Eduardo Vivas
Director
Mr. Vivas was selected to serve on our Board of Directors because of his experience as a CEO and executive leader in the technology sector. His expertise in marketing, digital media, product development, and adtech has been instrumental in shaping and executing successful go-to-market strategies. Mr. Vivas also has extensive experience in mergers, acquisitions, and strategic transactions, providing valuable insight into business expansion and corporate development.

Age: 39 Director Since: 2018 Committees: None
Skills

AppLovin Corporation	17	2025 Proxy Statement

Mr. Webb has served as a member of our Board of Directors since April 2025.
Mr. Webb is the Founder of Webb Investment Network, an early-stage venture capital firm he started in 2010. Mr. Webb served as the Chairman of the board of Liveops, Inc., a cloud-based call center, from 2008 to 2013 and was the Chief Executive Officer from 2006 to 2011. Previously, Mr. Webb was the Chief Operating Officer of eBay, Inc. (NASDAQ: EBAY), a global commerce and payments provider, from 2002 to 2006, and President of eBay Technologies from 1999 to 2002. Prior to joining eBay, Mr. Webb was Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a computer networking products manufacturer. Mr. Webb currently serves on the board of directors of Salesforce, Inc. (NYSE: CRM) and Visa Inc. (NYSE: V). Mr. Webb previously served as the Chairman of the board of directors at Yahoo! Inc. until 2017. Mr. Webb holds a Bachelor of Applied Arts degree from Florida Atlantic University.

Maynard Webb
Independent Director

Age: 69 Director Since: 2025 Committees: Audit; Nominating and Corporate Governance
Qualifications

Mr. Webb was selected to serve on our Board of Directors because of his extensive leadership experience as a CEO, executive advisor, and investment professional. He brings deep operational expertise in marketing, digital media, product development, and adtech, along with a strong track record of scaling businesses. He also brings strong experience in strategic transactions and international operations. Additionally, his governance experience on the boards of public and private technology companies provides valuable oversight and strategic insight to our Board.

Skills

AppLovin Corporation	18	2025 Proxy Statement

Director Independence and Controlled Company Exemption
We believe strong governance is consistent with our culture of transparency and accountability and leads to better decision-making and long-term success. The Nasdaq corporate governance rules require that a majority of a listed company’s board of directors be independent and that key committees—such as Audit, Compensation and Nominating and Corporate Governance—be composed entirely of independent directors. A director is considered “independent” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Board of Directors carefully reviews each director’s background, employment history, and affiliations. After this review, our Board of Directors has determined that Messrs. Billings, Morgenfeld, and Webb, and Mses. Georgiadis, Harvey Dawson, and Messing are independent under the Nasdaq corporate governance rules. In making these determinations, the Board considered all relevant factors, including current and prior relationships with the Company, as outlined in the “Certain Relationships, Related Party and Other Transactions” section on page 58.
AppLovin is considered a “controlled company” under the Nasdaq Listing Rules because Messrs. Foroughi and Chen, along with certain affiliated trusts and entities (the “Voting Agreement Parties”), collectively hold a majority of the voting power of our outstanding common stock. As a result, we could take advantage of exemptions for certain governance requirements related to independence and annual performance evaluations for our Board of Directors and its committees. However, we are committed to maintaining strong independent oversight, and we do not rely on any of these exemptions. Instead, we maintain the following governance structure with respect to our Board of Directors:
•a majority of our Board of Directors members are independent;
•our Audit, Nominating and Corporate Governance Committee, and Compensation Committees are each composed solely of independent directors;
•our lead independent director role is designed to ensure a strong, independent, and active board;
•our independent directors meet regularly in executive sessions—without non-independent directors or management present—following board of directors and committee meetings; and
•we conduct annual performance evaluations of all Board committees.

AppLovin Corporation	19	2025 Proxy Statement

Board Leadership Structure and Role of the Lead Independent Director
Our board leadership structure and practices are designed to promote strong, independent oversight while enabling decisive execution of the Company’s strategic vision. Adam Foroughi, our Co-Founder, and Chief Executive Officer, serves as our Chairperson of the Board and plays a critical role in driving strategy, setting priorities, and leading key discussions. His deep understanding of our business uniquely positions him to navigate short-term issues while executing our long-term vision.
To provide balanced governance and independent oversight, our Board of Directors has adopted Corporate Governance Guidelines which provide for one of our independent directors to serve as our lead independent director at any time when the chairperson of our Board is not independent. Our lead independent director assumes key leadership responsibilities to enhance oversight and accountability.
The Role of Our Lead Independent Director
Mr. Billings serves as our lead independent director, bringing extensive public company leadership, financial acumen, and global operational expertise to the role. As lead independent director, his responsibilities include:
•calling special meetings of the independent directors when necessary to address urgent or emerging matters;
•determining the agenda and serving as chairperson of meetings of independent directors, ensuring candid and open discussions without management present;
•serving as a direct liaison between the independent directors and Mr. Foroughi, facilitating communication and feedback from executive sessions;
•serving as a spokesperson for the Company as requested and perform such other responsibilities as may be designed by a majority of the independent directors; and
•providing guidance and oversight on strategic priorities, corporate governance, and risk management.
Independent Board Oversight & Governance
Our independent directors are deeply engaged in guiding the Company’s most important decisions. They meet regularly in executive sessions—without management present—following Board and committee meetings, as well as periodically without non-independent directors and management present. These executive sessions are chaired by our lead independent director or applicable committee chairperson and provide a forum for:
•independent assessment of management’s performance;
•strategic discussions on risk management, corporate governance, and financial oversight; and
•strategic discussion on guidance and feedback to provide to the CEO and other executives on key issues and long-term planning.
Why This Structure Works for AppLovin
With a strong, wholly independent committee structure and a majority of independent directors, our Board of Directors believes it maintains effective oversight across all critical areas, including:
•business operations and financial performance, including our financial statements;
•executive compensation, human capital strategy and organizational health;
•management’s performance and retention;
•board member selection and corporate governance; and
•regulatory and compliance programs.
We believe that this leadership structure—combining the strategic leadership of our CEO with the strong oversight of our lead independent director and independent committees—enhances our ability to execute our day to day operations and strategic initiatives, while strengthening accountability to our stockholders.

AppLovin Corporation	20	2025 Proxy Statement

Role of our Board in the Risk Oversight Process
How Our Board Oversees Risk
As our business and operations evolve, we remain focused on identifying, assessing, and mitigating risks that could impact our current and future business as they emerge. While our management team handles the day-to-day oversight of strategic, financial, operational, reputational and legal risks, our Board of Directors and its independent committees play a critical role providing high-level oversight of those risks and ensuring the Company maintains a risk management framework that fosters accountability and is responsive to the Company’s evolving operations.
How Our Board Stays Engaged
Our Board of Directors and its committees actively engage on key risk areas through:
•ongoing discussions with the management team on strategic and operational risks;
•Q&A sessions or periodic reports from the management team and external advisors, as needed, on key risk areas;
•an annual review of the Company’s risk profile, as prepared by the management team; and
•evaluating the risks inherent in major transactions and corporate decisions.
To bolster our Board’s risk oversight, our Board’s committees oversee specific key risk areas and receive regular updates from management and industry experts, as needed.
•Audit Committee: Oversees financial reporting, internal controls, disclosure controls and procedures, AI governance, cybersecurity, data privacy and protection matters, legal and regulatory compliance and conflicts of interest. Regularly engages with management and auditors on risk assessment policies and risk management pertaining to financial, accounting, and tax matters.
•Compensation Committee: Evaluates risks related to executive compensation, ensures our compensation structure promotes sound decision-making and prevents excessive risk-taking, and administers our compensation recovery policy.
•Nominating and Corporate Governance Committee: Focuses on risks tied to corporate governance, succession planning, and board independence.
Leveraging Expertise for Risk Management
To stay ahead of emerging challenges and proactively approach dynamic issues, our Board of Directors and its committees also engage outside legal and subject-matter experts, as well as the accounting and tax professionals, to provide insights on market trends, regulatory shifts, and evolving risk landscapes.
We see risk oversight as more than just a compliance requirement—it’s an essential part of how we drive innovation, safeguard our Company, and create long-term value for all stakeholders.

AppLovin Corporation	21	2025 Proxy Statement

Board Committees
Our Board of Directors has established three (3) standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. On April 9, 2025, our Board of Directors approved the below committee reassignments. The current composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Director	Audit	Compensation	Nominating and Corporate Governance

Craig Billings	●▲	C
Margaret Georgiadis	●▲		C
Alyssa Harvey Dawson	●		●
Barbara Messing		●	●
Todd Morgenfeld	C▲	●
Maynard Webb	●▲		●
● Committee member C Committee chair ▲ Financial expert

Audit Committee
Our Audit Committee plays a crucial role in helping us to maintain our financial integrity, transparency, and strong internal controls. The Audit Committee provides independent oversight of our financial reporting, risk management, and compliance processes, helping to safeguard the trust of our stockholders, employees, and partners.
Each member of our Audit Committee meets the independence standards required by the Nasdaq corporate governance rules and SEC rules and regulations. Additionally, all members meet the financial literacy and sophistication requirements of the Nasdaq corporate governance rules and our Board of Directors has determined that Messrs. Morgenfeld, Billings, Webb, and Ms. Georgiadis qualify as audit committee financial experts under Item 407(d) of Regulation S-K under the Securities Act of 1933.
Our Audit Committee is responsible for oversight of the following:
•Financial Oversight & Reporting
◦reviews our financial statements, earnings releases, and SEC filings;
◦oversees internal audit procedures to evaluate effectiveness and results;
◦reviews and discusses audit findings, financial statement accuracy, and internal control measures with management and our independent registered public accounting firm;
•Risk Management & Compliance
◦promotes strong internal controls and reviews policies on financial risk, tax, and accounting matters;
◦oversees legal and regulatory compliance, including with respect to cybersecurity, artificial intelligence (AI), data privacy, and information security to protect Company and user data;
◦develops procedures for employees to report concerns anonymously about questionable accounting or audit matters;
◦reviews related party transactions;

AppLovin Corporation	22	2025 Proxy Statement

•Audit & External Oversight
◦selects, retains, and oversees an independent registered public accounting firm to audit our financial statements;
◦reviews audit plans, annual reports, and audit performance; and
◦approves or pre-approves all audit and permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that complies with SEC rules and regulations and the Nasdaq corporate governance rules. A copy of the charter is available at https://investors.applovin.com. In 2024, our Audit Committee held seven (7) meetings, providing regular oversight and proactive governance.
Compensation Committee
We recognize that a well-structured compensation strategy is essential to attracting, retaining, and motivating top talent. Our Compensation Committee is responsible for aligning executive compensation, equity programs, and benefits with Company performance, stockholder interests, and evolving governance best practices.
Each member of our Compensation Committee meets the independence requirements under Nasdaq corporate governance rules and SEC rules and regulations, and qualifies as a non-employee director under Rule 16b-3 of the Exchange Act.
The Compensation Committee plays a critical role in shaping AppLovin’s compensation philosophy to foster performance, innovation, and responsible risk-taking, while also ensuring alignment with long-term stockholder value creation. Key responsibilities include:

•Executive Compensation & Performance Evaluation
◦oversees the annual performance evaluation of our chief executive officer (CEO) and considers the CEO’s evaluation of senior management when determining executive compensation;
◦reviews and approves, or makes recommendations to the Board regarding, compensation for our CEO and other named executive officers (NEOs), including base salary, annual and long-term incentives, and benefits;
◦administers employment agreements, severance arrangements, and change-in-control protections for executive officers;
•Equity & Incentive Compensation Plans
◦administers our equity compensation plans and grants equity awards to eligible individuals;
◦reviews, approves, and recommends modifications to incentive compensation plans to drive long-term value creation;
◦oversees and enforces the compensation recovery (“clawback”) policy;
• Compensation Governance & Risk Oversight
◦designs our compensation policies and practices to support sustainable growth without encouraging excessive risk-taking;
◦evaluates and recommends director compensation;
◦oversees stock ownership guidelines for executives and Board of Directors members;
◦reviews and discusses executive compensation disclosures, including compensation discussion and analysis, in compliance with SEC requirements;

AppLovin Corporation	23	2025 Proxy Statement

•Independent Oversight
◦engages independent compensation consultants to provide independent advice and benchmarking for executive and director compensation against peer companies;
◦reviews market trends in executive pay, performance metrics, and regulatory developments to maintain competitive programs that are aligned with stockholder interests;
◦reviews Say-on-Pay advisory votes and stockholder feedback to enhance our compensation programs; and
◦evaluates any potential conflicts of interest with its advisors in accordance with SEC and Nasdaq Listing Rules.

Our Compensation Committee operates under a written charter, which complies with SEC rules and regulations and Nasdaq corporate governance rules. A copy of the charter is available at https://investors.applovin.com.
In 2024, our Compensation Committee held eight (8) meetings, reinforcing its commitment to sound governance. Each member of the Compensation Committee brings deep expertise from public and private board service, executive leadership roles, and industry experience. This collective insight enables the Committee to oversee and guide our executive compensation programs with sound judgment, objectivity, and a long-term focus.
Nominating and Corporate Governance Committee
We believe that strong leadership, governance, and forward-thinking corporate policies drive long-term success. Our Nominating and Corporate Governance Committee works to ensure that our Board of Directors remains diverse, independent, and equipped with the right expertise to guide our Company’s growth.
Each member of our Nominating and Corporate Governance Committee meets the independence requirements under Nasdaq corporate governance rules and SEC rules and regulations.
The Nominating and Corporate Governance Committee plays a vital role in shaping AppLovin’s leadership and governance framework. Key responsibilities include:
•Board Leadership & Composition
◦Identifies, evaluates, and recommends nominees for election to our Board of Directors.
◦Reviews the composition and structure of our Board of Directors and its committees to develop the right mix of expertise and experience.
◦Evaluates the performance of our Board of Directors, its committees, and individual directors.
◦Recommends committee assignments and leadership roles within the Board.
•Governance Oversight
◦Develops and maintains corporate governance policies and practices to promote compliance and best practices.
◦Oversees the Board of Directors’ leadership structure.
◦Evaluates director independence in accordance with Nasdaq Listing Rules and SEC requirements.
•Succession Planning
◦Oversees executive succession planning to promote smooth leadership transitions.
•Stockholder & Governance Engagement
◦Develops policies and procedures for stockholder nominations to our Board of Directors.
◦Reviews stockholder proposals and corporate governance matters.
◦Evaluates and recommends actions on stockholder engagement efforts.

AppLovin Corporation	24	2025 Proxy Statement

Our Nominating and Corporate Governance Committee operates under a written charter, which complies with Nasdaq corporate governance rules. A copy of the charter is available at https://investors.applovin.com.
In 2024, our Nominating and Corporate Governance Committee held five (5) meetings, reinforcing our commitment to strong governance, strong leadership, and driving sustainable growth.
Ad Hoc Committees
In addition to the standing committees described above, from time to time, our Board of Directors may designate a committee consisting of one (1) or more directors on an ad hoc basis, including for purposes of evaluating and/or approving specific projects or transactions. Ad hoc committees comprised entirely of independent directors met two (2) times in 2024.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2024, our Board of Directors held seven (7) meetings (including regularly scheduled and special meetings). Each director attended at least 89% of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. In the aggregate, our directors attended approximately 98% of such meetings.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, our Corporate Governance Guidelines strongly encourage, but do not require, our directors to attend. Eight (8) of AppLovin’s nine (9) then serving directors were present at the 2024 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of AppLovin. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee of the board of directors performing equivalent functions) of any other entity that has one of its executive officers serving on our Board of Directors or Compensation Committee. See the section titled “Certain Relationships, Related Party and Other Transactions” on page 58, for information about related party transactions involving members of our Compensation Committee or their affiliates.
Board of Directors Evaluations
Our Board of Directors, in conjunction with our Nominating and Corporate Governance Committee, conducts an annual evaluation of the performance of the Board of Directors as a whole and each of its standing committees, including an evaluation of the qualifications of individual members of the Board of Directors and its committees. The results of the evaluation are reviewed by our lead independent director and the chair of our Nominating and Corporate Governance Committee, in partnership with our outside legal counsel. Thereafter, the evaluation results and any recommendations for improvement are provided to our Board of Directors and its standing committees by a member of our outside legal counsel. Our Board of Directors and our management work closely to address any action items that result from this evaluation process.
Voting Structure and Voting Agreement
In connection with our initial public offering, we amended and restated our certificate of incorporation to create three classes of authorized common stock. Holders of our Class A common stock are entitled to one (1) vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to twenty (20) votes for each share held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. There are no shares of our Class C common stock outstanding. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law.
All shares of Class B common stock are held by the Voting Agreement Parties. The Voting Agreement Parties have entered into a voting agreement (the “Voting Agreement”) whereby all Class B common stock held by the Voting

AppLovin Corporation	25	2025 Proxy Statement

Agreement Parties and their respective permitted entities and permitted transferees will be voted as determined by Mr. Foroughi and Mr. Chen. As a result, the Voting Agreement Parties will collectively be able to determine or significantly influence any action requiring the approval of our stockholders, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. The multi-class structure of our common stock is intended to ensure that, for the foreseeable future, our CEO and Co-Founder Adam Foroughi continues to control or significantly influence the governance of the Company, which we believe will permit us to continue to prioritize our strategic goals and the creation of long-term stockholder value rather than short-term results.
Further, Mr. Chen is party to an Equity Exchange Right Agreement which originally covered 2,280,201 options to purchase shares of Class A common stock, of which 1,680,201 remain unexercised as of March 31, 2025. The Equity Exchange Right Agreement provides that Mr. Chen may exchange such shares, or the shares received upon exercise of such options, as may be the case, for an equivalent number of shares of our Class B common stock. For additional information on the voting power of the Voting Agreement Parties, see the section titled “Security Ownership of Certain Beneficial Owners and Management” on page 55.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods, including engaging the services of outside consultants and search firms, to identify and evaluate director nominees. Our Nominating and Corporate Governance Committee works with our Board of Directors to determine the desired qualifications, expertise, and characteristics of our Board of Directors, including such factors as relevant business experience and diversity, and with respect to diversity, such factors as differences in professional background, education, skill and other individual qualities, and attributes that contribute to the total mix of viewpoints and experience represented on our Board of Directors.
In its evaluation of director nominees, our Nominating and Corporate Governance Committee and our Board of Directors evaluate each director in the context of the membership of the Board of Directors as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board of Directors and the Company, and other qualifications and characteristics set forth in the charter of the Nominating and Corporate Governance Committee charter. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, corporate experience, diversity of experience, professional background, independence, area of expertise, length of service, potential conflicts of interest, and other commitments. Director nominees must also have the highest personal and professional ethics and integrity, proven achievement and competence in the director nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing members of the Board of Directors, and the ability to assist and support management and make significant contributions to our success. Director nominees must understand the fiduciary responsibilities that are required of a member of our Board of Directors and have sufficient time and energy available, in the judgment of our Nominating and Corporate Governance Committee, to perform all board of director and applicable committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
After completing its review and evaluation of director nominees, including incumbent directors, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.
Stockholder Recommendations and Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders who have continuously held at least 1% of our fully diluted capitalization for at least twelve (12) months prior to the date of the submission of the recommendation. Our Nominating and Corporate Governance Committee

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will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director nominees, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a nominee for nomination should contact our Chief Legal Officer and Corporate Secretary in writing at the address below. Such recommendations must include the nominee’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the nominee confirming willingness to serve, information regarding any relationships between the nominee and the Company, and evidence of the recommending stockholder’s ownership of the Company’s capital stock. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Chief Legal Officer and Corporate Secretary at AppLovin Corporation, 1100 Page Mill Road, Palo Alto, California 94304. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act and otherwise must comply with applicable federal and state law. To be timely for the 2026 Annual Meeting of Stockholders, nominations must be received by our Corporate Secretary observing the same deadlines for stockholder proposals discussed above on page 6 under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals.”
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our Board of Directors may do so by writing and mailing the correspondence to our Chief Legal Officer and Corporate Secretary at AppLovin Corporation, Attn: Chief Legal Officer, 1100 Page Mill Road, Palo Alto, California 94304. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Chief Legal Officer, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material), and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the Chairperson of the Board or the Lead Independent Director.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” described on page 6 in this proxy statement.
Corporate Governance
Our governance practices and leadership demonstrate a strong commitment to integrity, transparency, and accountability.
Here’s how we put these values into practice:
Currently, a majority of our Board of Directors is composed of independent directors, in line with Nasdaq’s corporate governance rules. We have implemented robust governance policies, including board committee charters, corporate governance guidelines, a Code of Conduct and Business Ethics, Insider Trading and Compensation Recovery policies, and Equity Ownership Guidelines. To reinforce a culture of ethical conduct, we have also partnered with an independent third-party to manage a confidential and anonymous whistleblower hotline, providing employees, contractors, customers, and vendors with a secure channel to report concerns.

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Corporate Governance Guidelines & Code of Conduct
Our Corporate Governance Guidelines set the standard for how we run our Board of Directors and company, covering director qualifications, responsibilities, and governance best practices. These guidelines are designed to focus our leadership on long-term value creation and ethical decision-making. We hold ourselves to the highest ethical standards through our Code of Conduct and Business Ethics (“Code”) which applies to every employee, officer, and director—from our CEO to each team member. This Code guides how we conduct business with integrity and accountability, ensuring we always act in the best interests of our stakeholders.
You can find our full Corporate Governance Guidelines and Code of Conduct and Business Ethics on our website at https://investors.applovin.com. Any amendments or waivers for executive officers or directors will be posted there or disclosed in SEC filings as required.
Insider Trading Policy
Our Board of Directors has adopted an Insider Trading Policy governing the purchase, sale, and/or disposition of our securities by directors, officers, employees, and other covered persons. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
From time to time, we may engage in transactions in our own securities. It is the Company’s policy to comply with all applicable securities laws and the exchange listing standards applicable to us when engaging in transactions in our securities.
Compensation Recovery Policy
In November 2023, our Compensation Committee adopted a Compensation Recovery Policy in compliance with the Nasdaq and SEC rules requiring public companies to recover excess incentive-based compensation from current and former executive officers by our Board of Directors in accordance with Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, in the event of an accounting restatement.
Specifically:
•If we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements, we must clawback from covered executive officers any incentive-based compensation that was in excess of what they would have received had their incentive compensation been determined based on the restated amounts.
•This applies to incentive compensation received on or after October 2, 2023, covering the three (3) completed fiscal years prior to the restatement date.
Equity Ownership Guidelines
To further align the interests of our executive team and Board of Directors with stockholders, our Board adopted Equity Ownership Guidelines (as amended). These guidelines set the following expectations for how much Company equity our executives and non-employee directors should hold over time:
•Chief Executive Officer and Chief Technology Officer: 600% of base salary in equity;
•other Executive Officers: 300% of base salary in equity; and
•non-Employee Directors: 500% of annual Board cash retainer (excluding committee or chair retainers).
What counts toward the equity ownership requirement?
•Shares of Class A and Class B common stock (including unvested restricted stock);
•shares held in trusts, limited partnerships, or similar entities for the benefit of the executive officer or non-employee director, or their immediate family;
•shares held in retirement or deferred compensation accounts; and
•certain RSUs and other full-value awards (whether vested or unvested).

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What doesn’t count?
•Unexercised stock options; and
•performance-based awards that remain subject to performance-based vesting requirements.
Executives and non-employee directors generally have until five (5) years from the later of the policy adoption or their appointment to meet these ownership requirements. The full policy is available at https://investors.applovin.com and may be amended by the Board or Compensation Committee.
Director Compensation
We have adopted a compensation policy for our non-employee directors (the “Director Compensation Policy”). The Director Compensation Policy is designed to attract, retain, and reward experienced non-employee directors. To ensure our Director Compensation Policy remains competitive to help us attract qualified non-employee director nominees and retain our existing non-employee directors, the policy is reviewed annually by our Compensation Committee and its independent advisor, Semler Brossy. In February 2025, we amended our Director Compensation Policy to increase our compensation for the chairperson and members of the Nominating and Corporate Governance Committee, increase the initial grant to individuals who become non-employee directors, and increase the annual equity award granted to non-employee directors each year.
Under the Director Compensation Policy each non-employee director receives the cash and equity compensation for board services described below. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses to meetings of our Board of Directors or its committee and other expenses.
Cash Compensation
Under our Director Compensation Policy in effect during 2024, non-employee directors were entitled to receive the following cash compensation for their service on our Board of Directors (the parentheticals show amounts changed in February 2025):
•$50,000 per year for service as a member of the Board of Directors;
•$60,000 per year for service as chairperson of the Board of Directors;
•$75,000 per year for service as lead independent director of the Board of Directors;
•$35,000 per year for service as chairperson of the Audit Committee;
•$10,000 per year for service as member of the Audit Committee;
•$30,000 per year for service as chairperson of the Compensation Committee;
•$10,000 per year for service as member of the Compensation Committee;
•$15,000 ($25,000) per year for service as chairperson of the Nominating and Corporate Governance Committee; and
•$5,000 ($10,000) per year for service as member of the Nominating and Corporate Governance Committee.
Each non-employee director who serves as the chairperson of a committee will receive only the annual cash fee as the chairperson of the committee, and not the additional annual cash fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a pro-rated basis, and, as noted above, non-employee directors can elect to receive an award of restricted stock units (RSUs) or non-qualified stock options in lieu of cash compensation.

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Equity Compensation
Initial Award
Each person who first becomes a non-employee director will be granted an initial award on the first trading date on or after the date on which such individual first becomes a non-employee director (the “Initial Award”) covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles (“GAAP”)) of $425,000 (increased to $500,000 in February 2025), rounded to the nearest whole share. The Initial Award will vest in twelve (12) equal quarterly installments beginning on the first standard quarterly vesting date to occur after such individual first becomes a non-employee director and each subsequent standard quarterly vesting date thereafter, subject to the non-employee director continuing to be a service provider through the applicable vesting date. Our standard quarterly vesting dates are February 20, May 20, August 20, and November 20. If the person was a member of our Board of Directors and also an employee, becoming a non-employee director due to termination of employment does not entitle them to an Initial Award. The type of equity award to be granted to a non-employee director will be elected in advance at the discretion of the non-employee director and may consist entirely of RSUs or non-qualified stock options.
Annual Award
On the date of each annual meeting of our stockholders, each non-employee director will automatically receive an annual equity award (an “Annual Award”) covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) of $250,000 (increased to $300,000 in February 2025), rounded to the nearest whole share. The Annual Award will vest on the earlier of (i) the one (1) year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual meeting next following the date the Annual Award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date. The type of equity award to be granted to a non-employee director will be elected in advance of an annual meeting at the discretion of the non-employee director and may consist entirely of RSUs or non-qualified stock options.
Change in Control
In the event of a “change in control” (as defined in our 2021 Equity Incentive Plan (the “2021 Plan”)), each non-employee director’s outstanding award(s) will fully vest, provided that the non-employee director continues to be a non-employee director through the date of the change in control.
Maximum Annual Compensation Limit
The Director Compensation Policy includes a maximum annual limit of $750,000 in total cash and equity compensation awards that may be paid, issued, or granted to a non-employee director in any fiscal year (increased to $1,000,000 in the non-employee director’s initial year of service as a non-employee director). For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for their service as an employee, or for their service as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
2024 Compensation
The following table provides information regarding compensation of our non-employee directors for their service as directors, for the fiscal year ended December 31, 2024. During 2024, Messrs. Chen, Foroughi and Oberwager did not receive compensation for service as directors, although Mr. Chen continued to vest in his equity award granted to him in 2023 for his service as an advisor to our CEO during calendar year 2024. See “Executive Compensation” starting on page 36, for additional information regarding the compensation of Mr. Foroughi.

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Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)(4)	All Other Compensation ($)	Total ($)

Craig Billings	207,734	249,922	—	457,656
Herald Chen	—	—	105,000(3)	105,000
Margaret Georgiadis	93,750	249,922	—	343,672
Alyssa Harvey Dawson	—	312,048	—	312,048
Barbara Messing	—	711,766	—	711,766
Todd Morgenfeld	105,398	249,922	—	355,320
Edward Oberwager(2)	—	—	—	—
Eduardo Vivas	—	302,431	250,000(3)	552,431
1.Amounts shown do not reflect compensation actually received by the director, and there can be no assurance that these amounts will ever be realized by the director. Instead, the amount shown is the grant date fair value of the awards granted in fiscal 2024 computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions. The grant date fair value of the RSU awards was calculated based on the closing price per share of our Class A common stock on the grant date.
2.Mr. Oberwager was elected as a KKR designated director on the Company’s Board of Directors and does not receive cash or equity compensation.
3.Amounts reflect the Company’s payment of a required filing fee incurred by each of Mr. Chen and Mr. Vivas under the Hart-Scott Rodino Act of 1976, or HSR Act, which fees were approved by the Board of Directors.
4.The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2024:

Name	Date of Grant	Number of Shares Underlying Stock Award (#)	Number of Shares Underlying Options (#)

Craig Billings	12/30/2020(a)	—	3,000(b)
	07/06/2023	—	15,537(b)
	06/05/2024	2,987(c)	—
Herald Chen	11/05/2019(a)	—	1,880,201(b)
Margaret Georgiadis	06/05/2024	2,987(c)	—
Alyssa Harvey Dawson	06/05/2024	2,987(c)	—
Barbara Messing	03/01/2024	5,119(d)	—
	06/05/2024	2,987(c)	—
Todd Morgenfeld	09/05/2023	5,828(e)	—
	06/05/2024	2,987(c)	—
Eduardo Vivas	07/06/2023	—	15,537(b)
	06/05/2024	2,987(c)	—
a.These awards were granted pursuant to our 2011 Equity Incentive Plan (the “2011 Plan”); all other awards were granted pursuant to our 2021 Plan.
b.This option is fully vested.
c.The vesting conditions are satisfied, subject to each non-employee directors’ continued role as a service provider to us, as to 100% of the total shares on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted.
d.The vesting conditions are satisfied, subject to Ms. Messing’s continued role as a service provider to us, as to 1/12th of the total shares on May 20, 2024 with 1/12th of the total shares vesting quarterly thereafter.
e.The vesting conditions are satisfied, subject to Mr. Morgenfeld’s continued role as a service provider to us, as to 1/12th of the total shares on November 20, 2023 with 1/12th of the total shares vesting quarterly thereafter.

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Audit Committee Report
The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by Nasdaq corporate governance requirements and SEC rules and regulations. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. With respect to AppLovin’s financial reporting process, AppLovin’s management is responsible for establishing and maintaining internal controls and preparing AppLovin’s financial statements. AppLovin’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of AppLovin’s financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare AppLovin’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements with management;
•discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.
Based on the Audit Committee’s review and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors for fiscal year 2024,
Todd Morgenfeld (Chair)
Craig Billings
Margaret Georgiadis
Alyssa Harvey Dawson
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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PROPOSAL NO. 2
Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2025. Deloitte has served as our independent registered public accounting firm since 2015 when they were first engaged to complete our fiscal year 2014 audit.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our Audit Committee is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. The Audit Committee believes that the continued retention of Deloitte is in the best interests of the Company and its stockholders. In arriving at this conclusion, the Audit Committee believes that Deloitte's global reputation, deep technical expertise, and familiarity with complex international operations make them well-qualified to serve the Company and our stockholders. Notwithstanding the appointment of Deloitte, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of Deloitte, our Board of Directors may reconsider the appointment. Representatives of Deloitte will be present at the Annual Meeting, have an opportunity to make a statement, and be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our Company by Deloitte for our fiscal years ended December 31, 2024 and 2023.

	($ in thousands)
	2024	2023
Audit Fees(1)	$4,995	$4,681
Audit-Related Fees(2)	—	—
Tax Fees(3)	1,228	1,661
All Other Fees(4)	—	15
Total Fees	$6,223	$6,357
1.    Audit Fees include fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, reviews of financial statements included in our Quarterly Reports on Form 10-Q, and for audit services provided in connection with other statutory and regulatory filings.
2.     Audit-Related Fees include fees related to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in the fees reported in the table above under “Audit Fees.” No audit-related fees were incurred during the fiscal years ended December 31, 2024 and 2023.
3.    Tax Fees include fees related to services for U.S. federal, state, local, international, and other tax compliance, planning, advisory, and consultation services.
4.    All Other Fees include services other than the services reported above, including permissible advisory and consulting services in connection with mergers and acquisitions and other transactions.

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Auditor Independence
In our fiscal year ended December 31, 2024 there were no other professional services provided by Deloitte, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Deloitte.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by Deloitte for our fiscal years ended December 31, 2024 and 2023, which includes all fees for audit services, were pre-approved by our audit committee in accordance with the policy.
Vote Required
The ratification of the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

☑	OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Executive Officers
The following table identifies certain information about our executive officers as of March 31, 2025. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Adam Foroughi	44	Chief Executive Officer and Chairperson
Matthew Stumpf	41	Chief Financial Officer
Vasily Shikin	39	Chief Technology Officer
Victoria Valenzuela	51	Chief Legal Officer and Corporate Secretary
For Mr. Foroughi’s biography, see “Nominees for Director.”

Matthew Stumpf. Mr. Stumpf has served as our Chief Financial Officer since January 2024 and prior to that served as our Vice President of Finance and FP&A from July 2022 through December 2023 and as our Senior Director, FP&A from February 2020 through June 2022. Prior to joining us, Mr. Stumpf worked at PricewaterhouseCoopers, an audit and assurance, consulting and tax services firm, from 2006 to 2020 in roles of increasing responsibility, including most recently as Transaction Services - Financial Due Diligence Director. He holds a B.A. in Business Management Economics from the University of California, Santa Cruz.

Vasily Shikin. Mr. Shikin has served as our Chief Technology Officer since January 2020 and prior to that served as our Vice President of Engineering since January 2012. Prior to joining us, from May 2008 to January 2012, he served as Senior Software Engineer at DeviceAnywhere, Inc., a cloud-based platform for testing and monitoring mobile websites and applications acquired by Keynote Systems, Inc. Mr. Shikin holds a Masters in Mathematics from Saint-Petersburg State University.

Victoria Valenzuela. Ms. Valenzuela has served as our Chief Legal Officer and Corporate Secretary since May 2020. Ms. Valenzuela joined us through our acquisition of Machine Zone, Inc. where she served as Chief Legal Officer and Corporate Secretary from January 2015 to April 2020. From May 2004 to December 2014, she served as General Counsel, Vice President, Legal Affairs, and Corporate Secretary of Cypress Semiconductor Corporation, a public semiconductor company acquired by Infineon Technologies AG. Prior to Cypress Semiconductor, she was a corporate and technology attorney with Brobeck, Phleger & Harrison, LLP and Clifford Chance LLP. She holds a B.A. in Political Science from California State University, Fullerton and a J.D. from Stanford University Law School.

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Executive Compensation
Compensation Discussion and Analysis
This compensation discussion and analysis includes a discussion of compensation for the following individuals who served as executive officers during the fiscal year ended December 31, 2024, who we refer to as our named executive officers (“NEOs”):
•Adam Foroughi, our Chief Executive Officer (“CEO”) and Chairperson of our Board of Directors;
•Matthew Stumpf, our Chief Financial Officer;
•Katie Jansen, our Chief Marketing Officer*;
•Vasily Shikin, our Chief Technology Officer (“CTO”); and
•Victoria Valenzuela, our Chief Legal Officer and Corporate Secretary.
*Ms. Jansen ceased to be an executive officer in November 2024 and resigned as our Chief Marketing Officer in March 2025.
Executive Summary
Business Context
At AppLovin, our mission is clear: we drive incremental revenue for advertisers.
Our advertising solutions sit at the intersection of scale, automation, and intelligence. We built these solutions to enable businesses—across verticals—to reach and grow their audiences globally and to deliver performance, not promises. Advertisers spend with us when our technology meets their return-on-investment goals. That alignment drives their success and ours.
Our advertising solutions include AppDiscovery, MAX, Adjust, and Wurl. AppDiscovery, powered by AXON, our proprietary AI engine, delivers speed and scale in user acquisition. MAX optimizes monetization for publisher inventory through its in-app bidding technology which drives competition and higher returns. Adjust provides the attribution and analytics infrastructure advertisers rely on to scale. Wurl provides a suite of connected TV tools including content distribution and advertising and publishing solutions to attract viewers and maximize revenue.
We’ve built this business on foundational advantages: a culture of innovation, a lean operating model, and a product that sells itself. Our engineering team, guided by a clear vision and disciplined execution, has built an industry-leading technology that has continued to grow through a combination of reinforcement learning and directed model enhancements.
2024 marked a pivotal chapter for us. We expanded beyond our roots in mobile gaming, entering new verticals like e-commerce with strong early results and even stronger conviction to deliver the most sophisticated AI powered advertising solutions. At the same time, we sharpened our focus, leading to the announcement in 2025 of our intent to divest our Apps business—an asset that played a critical role in training our earliest models.
We’ve intentionally built a small, high-impact team and, our cultural advantage is a key driver of our performance. We don’t scale through headcount—we scale through automation, efficiency, and product excellence. That strategy is working. In 2024, we achieved record revenue, profitability, and cash flow, delivering significant growth for our stockholders, partners and employees and we strive to continue this in the long term by building the most effective and scalable advertising solutions in our industry.

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2024 Financial Overview
Our 2024 financial highlights include the following(1)(2):

$4.7 billion Revenue	$1.6 billion Net Income	$2.7 billion Adjusted EBITDA
An increase of 43% from the prior year.	A net margin of 34% compared to a net income of $357 million and a net margin of 11%.	An increase of 81%, and Adjusted EBITDA margin of 58%.

$2.1 billion Cash Flow	$3.2 billion Advertising Revenue	$1.5 billion Apps Revenue
We generated $2.1 billion of net cash from operating activities and $2.1 billion of Free Cash Flow(2).	An increase of 75% while Segment Adjusted EBITDA increased 91% to $2.4 billion, a 76% margin.	An increase of 3% while Segment Adjusted EBITDA increased 22% to $277 million, a 19% margin.
1.    All comparisons are against 2023.
2.     Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow are non-GAAP measures. Please see Appendix A.
Compensation Philosophy
At AppLovin, we operate with a lean, highly efficient team. This strategy requires us to attract and retain top-tier leaders—people who thrive in a high-performance environment and can drive long-term value creation for our stockholders. Our compensation approach is aligned with this strategy and rewards exceptional long-term outcomes, ensuring our executive team is directly aligned with stockholder interests.
We emphasize equity: We believe this fosters an entrepreneurial mindset—one that prioritizes long-term value creation over short-term gains, ensuring alignment with stockholders.
We run lean: Maximizing staffing efficiency allows us to provide a high-reward structure for those who deliver outsized impact. We believe the strategic leadership of our CEO, CTO, and the remainder of our executive team is critical to our future growth, and our Compensation Committee regularly evaluates how best to incentivize and retain these key leaders.
We focus on stockholder alignment: Our Compensation Committee regularly evaluates aggregate compensation cost, executive pay, equity burn rate, and dilution. We review against peers and industry disruptors to ensure our pay programs provide substantial long-term value to stockholders while allowing us to attract, retain, and motivate the best talent.
Simply put—our compensation model is built to reward performance, reinforce our lean, high-impact culture, and ensure every leader is invested alongside our stockholders in AppLovin’s sustained success.
Executive Compensation Policies and Practices
We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain, and incentivize critical talent. We seek to ensure that our executive compensation program is consistent with our short-term and long-term goals given the nature of the market in which we compete for key talent. We believe our executive compensation plan being heavily weighted to equity-based compensation, rather than cash compensation, provides attractive and competitive compensation to our executives as well as aligns them with our stockholders. The following policies and practices were in effect during 2024:
•No Special Benefits. The members of our executive team are eligible to participate in broad-based company-sponsored retirement, health, and welfare benefits programs on the same basis as our other full-time, salaried employees, and we provide no special benefits to them.
•No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executive officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

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•Hedging and Pledging Restrictions. Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our Board of Directors, from hedging any company securities and from pledging more than 10% of any company securities as collateral for a loan.
•Peer Data Reviewed. Our Compensation Committee works with an independent compensation consultant to complete an annual assessment of the Company’s executive compensation programs relative to peer companies. Our Compensation Committee considers this information along with the Company’s long and short-term goals to determine if any changes are needed to the Company’s executive compensation.
•Compensation Committee Driven Executive Compensation Program. Although the input of the management team with respect to compensation matters is important and is considered, our Compensation Committee, which is comprised entirely of independent directors, drives the design of compensation programs for our executives based on their judgment supported by the advice of their independent compensation consultant. To ensure full visibility and alignment, our CEO’s compensation is recommended by the Compensation Committee, with final approval subject to a vote of the full Board of Directors (excluding Mr. Foroughi).
•Compensation Recovery Policy. If we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements, our Compensation Recovery Policy requires us to clawback from covered officers any incentive-based compensation received by them on or after October 2, 2023 and during the applicable covered period that was in excess of what they would have received had their incentive compensation been determined based on the restated amounts.
•Equity Ownership Guidelines. Our Equity Ownership Guidelines further align the interests of our executive officers and non-employee directors with the interests of our stockholders by requiring executive officers and non-employee directors to accumulate and hold equity with an aggregate value as specified in the Equity Ownership Guidelines.
Our Compensation-Setting Process
For 2024, our Board of Directors and Compensation Committee, in consultation with its independent compensation consultant, reviewed our executive compensation program and related policies and practices. In determining the compensation of our NEOs for 2024, our Compensation Committee considered the Company’s overall strategic business plan and needs with respect to providing incentives and retention to the talent critical to meeting our strategic business plan, as well as a number of factors including, but not limited to:
•market data and analysis conducted by the Compensation Committee’s independent compensation consultant, Semler Brossy, related to the Company’s existing and proposed compensation program design as compared to compensation structures that include base salary, cash bonuses, equity, and other compensation;
•peer group data for each NEO role at similar companies in our industry or with whom we compete for talent and of similar market cap, profitability, size, and compensation philosophies to ensure our compensation programs are competitive;
•design recommendations made directly to the Compensation Committee by our independent compensation consultant with respect to our executive and director compensation programs;
•the retentive value, burn rate and stock-based compensation expense impact of our executive compensation programs and awards under such programs, as well as internal pay equity relative to the future impact of such awards on the Company’s business, performance and equity value;
•input from our NEOs on past individual performance and expected future performance of our CEO and other NEOs, although our CEO abstains from discussions with the Compensation Committee and Board of Directors regarding his personal compensation;
•current salary levels and the vesting status of prior equity awards of each NEO and the value of existing vested and unvested equity holdings of each NEO, as well as, the time since the last equity grant to each NEO and the criticality of each NEO to our future business success;
•in-year earnings from prior equity awards, including the 2023 PSU award that was fully earned in 2024 upon achievement which created over $35 billion in market capitalization from PSU grant date;
•feedback from our non-employee directors both on the Compensation Committee and our full Board of Directors, during executive sessions and other discussions held without our NEOs; and
•the Company’s performance and current business context.
The Compensation Committee is responsible for reviewing and approving the compensation for our NEOs. In the case of our CEO, while the Committee evaluates the CEO’s performance and recommends compensation decisions, final approval of CEO compensation rests with the full Board of Directors, excluding the CEO. This process ensures that compensation decisions for the CEO reflect the input and oversight of all independent members of the Board.
Use of Independent Compensation Consultant
The Compensation Committee has authority to appoint and retain a compensation consultant. The fees for services rendered by the compensation consultant are paid by the Company. For 2024 compensation decisions, our Compensation Committee engaged Semler Brossy as its independent compensation consultant to advise on executive compensation matters including: overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our Board of Directors. We develop our compensation programs after reviewing publicly available compensation data relevant to our business, industry and companies with whom we compete for talent. Semler Brossy advised the Compensation Committee on all of the principal aspects of executive and director compensation for 2024. Semler Brossy attends meetings of the Compensation Committee when requested to do so and reports directly to our Compensation Committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. In addition to attending meetings of the Compensation Committee, they also meet informally with Committee members upon request. Our Compensation Committee has assessed the independence of Semler Brossy consistent with Nasdaq corporate governance rules and has concluded that its engagement with Semler Brossy does not raise any conflict of interest.
Use of a Peer Group
The Compensation Committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis in light of the fast-moving changes at AppLovin and in our industry. We undertake this review with the assistance and recommendations of the Compensation Committee’s independent compensation consultant.
In August 2023, the Compensation Committee approved a peer group for use in making 2024 compensation decisions. The Compensation Committee used the following criteria in determining the appropriate peer companies:
•Industry / Sector – publicly-traded technology companies, with a focus on digital media platforms and secondary focus on internet and software;
•Revenue – $500 million to $1 billion;
•Market Capitalization – between $10 billion and $90 billion; and
•Talent Competitors – technology companies with whom we compete for talent.

Based on these criteria and considerations, our peer group for compensation analyses and decisions made between
August 2023 through April 2024, as approved by our Compensation Committee, consisted of the following peer group companies:

ANSYS, Inc.	Informatica Inc.	The Trade Desk, Inc.
CrowdStrike Holdings, Inc.	MongoDB, Inc.	Twilio Inc.
DocuSign, Inc.	Okta, Inc.	UiPath, Inc.
Dropbox, Inc.	Roblox Corporation	Unity Software Inc.
Elastic N.V.	Splunk, inc.	Zoom Video Communications, Inc.
HubSpot, Inc.
In April 2024, the Compensation Committee reviewed the peer criteria and used the following in determining the appropriate peer group companies:
•Industry / Sector – publicly-traded technology companies, with a focus on digital media platforms and secondary focus on internet and software;
•Revenue – greater than $1 billion;
•Market Capitalization – greater than $15 billion; and
•Talent Competitors – technology companies with whom we compete for talent and have a similar headcount and compensation philosophy.
The Compensation Committee also considered the volatility in AppLovin’s and other technology companies’ market capitalization and how these fluctuations should be considered moving forward. After weighing these various factors, the Compensation Committee approved the following peer group companies for compensation discussions.

ANSYS, Inc.	Informatica Inc.	The Trade Desk, Inc.
Atlassian Corporation	MongoDB, Inc.	Twilio Inc.
CrowdStrike Holdings, Inc.	Okta, Inc.	UiPath, Inc.
Datadog, Inc.	Palantir Technology Inc.	Unity Software Inc.
Elastic N.V.	Roblox Corporation	Zoom Video Communications, Inc.
HubSpot, Inc.	Snowflake Inc.
The Compensation Committee considers competitive compensation data from an annual total compensation study of peer executives at the selected peer companies, coupled with relevant survey sources, including peer group proxy data, AON Radford surveys, and Mercer surveys, to inform its decisions about overall compensation opportunities and specific compensation elements. The Committee also uses information from our compensation peer group as an additional data point when considering executive pay packages. That said, our compensation decisions are not benchmarked to peer companies but are made holistically based on the consideration of many factors, including, but not limited to, individual and company performance, market data, internal pay equity, experience, and strategic needs.
Compensation Decisions
The Compensation Committee made the following decisions about NEO compensation in 2024.
•Maintain consistent base salary levels across all NEO roles with no increase; see “Elements of Executive Pay and 2024 Compensation— Base Salary” below.
•Provide one-year, time-vested RSU awards as set forth in the table under “Grants of Plan-Based Awards in 2024” on page 45.

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•Continue to deliver all variable pay in the form of equity compensation, i.e., no annual cash bonus program, to ensure alignment of our NEOs with the interests of our stockholders.
The Compensation Committee approved RSU award amounts for non-CEO Named Executives and recommended RSU award amounts for our CEO to the Board of Directors.
The Compensation Committee reviewed rigorous analyses and had multiple in-depth discussions to ensure that these compensation actions continued to support and reward the significant impact and growth for our stockholders we intend to deliver.
These discussions were conducted by the Compensation Committee in executive session, with its independent advisor Semler Brossy without management present, and (except in regard to CEO pay) with the CEO.
The Compensation Committee considered the various factors set forth above in “Our Compensation-Setting Process.”
The Compensation Committee and Board of Directors believe their decisions are appropriate in light of outstanding 2024 performance by AppLovin and the NEOs’ and the returns delivered to stockholders.
Elements of Executive Pay and 2024 Compensation
Our executive compensation program for 2024 consisted of the following principal compensation elements:
•base salary; and
•long-term incentive compensation in the form of equity incentives.
We are committed to providing appropriate cash and equity incentives to compensate our NEOs in a manner that our Board of Directors and Compensation Committee determine is reasonable and appropriate to hire, incentivize, and retain key talent.
Base Salary
Base salary is a customary, fixed element of compensation intended to retain our NEOs and compensate them for their day-to-day efforts. Base salaries are reviewed periodically, including at the time of a promotion or other change in responsibilities. We believe equity compensation is a more important motivator to our senior executives and therefore the base salaries are generally consistent and capped at $400,000.
The following table sets forth the 2024 base salary for each of our NEOs, which were unchanged for those who were NEOs in 2023:

Name	2024 Base Salary ($)

Adam Foroughi	400,000
Matthew Stumpf	400,000
Katie Jansen	400,000
Vasily Shikin	400,000
Victoria Valenzuela	400,000
Equity Compensation
Annual Equity Grants
Consistent with our compensation objectives, we believe that equity awards balance the interests of our executive team and our stockholders, ensure our ability to attract and motivate our top talent, and foster an entrepreneurial culture that drives efficiency and alignment with stockholder interests. In 2024, our Compensation Committee, together with its independent compensation consultant, engaged in a market review of the total compensation of our named executive officers to consider new annual equity compensation for our NEOs taking into account existing,

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vested and unvested equity and considering that we do not have an executive cash bonus program. To provide retention and incentive opportunities to our NEOs, in November 2024, the Company issued one-year RSU grants to Messrs. Foroughi, Stumpf, and Shikin, and Ms. Valenzuela to ensure their equity holdings and compensation were generally aligned with levels of compensation paid to executives in our peer group and other technology companies that recently went public.
We intend to grant annual equity awards in November of the year prior to the service year the grant is intended to cover. These grants are designed to be competitive with comparable roles in the technology sector and reflective of company and individual performance, leadership contribution, and criticality of the role in our Company. Our annual RSU awards vest over one-year from the date of grant. We believe this annual grant cycle is appropriate, especially given we do not have an annual cash bonus plan, and that rewarding contributions and participation in the form of future awards motivates our leaders to be self-starters and think like owners. We further determined that RSU grants vesting over, rather than larger grants intended to vest over multiple years, were appropriate considering the uncertain economic environment because this structure provides us with greater ability to deliver intended value during the period after grant.
Earned Performance-Based Equity Grant Tranches from 2023
Our Performance-Based Equity (PSU) Program was designed as a multi-year incentive plan, aligning key executive’s compensation with long-term stockholder value. As a result of exceptional Company performance, AppLovin’s stock price exceeded every hurdle outlined in the 2023 Performance-Based Equity Grant—each sustained for 30 consecutive trading days. In total, our 2023 PSU Program was earned completely because we delivered a total market capitalization increase of more than $35 billion since the PSU grant date.
As a result, all tranches of PSUs under the program were fully earned in less than 18 months, far ahead of the original five-year performance period which reinforces the significant impact our CEO and CTO have had on the growth of our business. Although the performance-based equity awards were achieved in less than 18 months, they include a one-year holding period (or in the case of our CEO, a minimum share holding requirement), ensuring that the multi-year design remained intact and aligned with the long-term interests of the Company and its stockholders. In light of this significant value delivery, for 2024, our Compensation Committee opted to grant our CEO and CTO smaller, time-based awards to continue incentivizing performance while maintaining a focus on long-term value creation.
Benefits
Our named executive officers are eligible to participate in the same benefits programs offered to all employees. We maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis, subject to limitations established by the tax laws. The Company matches 100% of the first 1% of employee contributions and up to 50% on the next 5% of employee contributions, up to a maximum of 3.5% of the employee’s annual income. Our Company match is fully vested as of each contribution date. The 401(k) plan is intended to be qualified under Code Section 401(a) with the 401(k) plan’s related trust intended to be tax exempt under Code Section 501(a). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our named executive officers are permitted to participate in the same health and welfare plans as other U.S. employees, including medical, dental, and vision plans, as well as our 2021 Employee Stock Purchase Plan (the “ESPP”).

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Other Compensation Information
Accounting Considerations
We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our Board of Directors. These accounting considerations include the recognition of stock-based compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), which governs the accounting treatment of stock-based compensation awards. Part of our Compensation Committee and Board of Director’s analysis of equity compensation awards is the aggregate financial accounting expense and timing of when that expense would be recognized, both on a stand-alone basis and in connection with other stock-based compensation.
Tax Considerations
We do not provide any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999, or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
Under Code Section 162(m), the deductibility of executive compensation is limited to $1 million per year for the CEO and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, the Board of Directors may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.
Hedging and Pledging Policies
We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls), and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Transactions involving a broad-based index or a broad-based fund that include Company securities in addition to securities of other companies, including, for example, transactions involving exchange funds pursuant to which an insider divests Company securities, are not considered hedging transactions under our policy. In addition, our named executive officers are prohibited from holding any of our securities in a margin account and from pledging more than 10% of the outstanding Class A common stock (or Class B common stock convertible into Class A common stock) held by such individual as collateral for a loan.
Disclosure of Option Award Policies and Practices
We have not granted stock options or other similar types of awards as part of our equity compensation programs for our employees since our initial public offering. Under our Director Compensation Policy, the type of equity award to be granted to a non-employee director for such director’s Initial Award, Annual Award, or in lieu of cash compensation to be paid for board service will be elected in advance at the discretion of the non-employee director and may consist entirely of RSUs or non-qualified stock options. We require such elections to be made during an open trading window under our Insider Trading Policy and at a time when such non-employee director does not possess material nonpublic information about us. Such awards are granted automatically on the first trading date on or after an individual becomes a non-employee director or on the date of our annual meeting in accordance with our Director Compensation Policy. Because these grants are automatic, our Board of Directors and Compensation Committee do not take material nonpublic information into account when determining the timing of such awards. These grants apply to non-employee directors only and do not relate to executive compensation. RSUs, PSUs, or other types of equity awards that we grant to directors, officers, and employees do not include an exercise price.

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Employment Arrangements
We have entered into employment letters with each of our executive officers. Each of these arrangements was approved by the Compensation Committee or our Board of Directors.
In filling each of our executive positions, our Board of Directors or the Compensation Committee, as applicable, recognized that we would need to develop competitive compensation packages to attract qualified nominees in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure, balancing both competitive and internal equity considerations.
Each of our employment arrangements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time with or without cause) and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, participation in our employee benefit programs, an equity award recommendation, and, in some cases, sign-on bonuses and reimbursement or payment of relocation expenses. These employment arrangements also prohibit the executive officer from engaging directly or indirectly in competition with us during their employment, diverting our customers to a competitor, or disclosing our confidential information or business practices, and recruiting or soliciting any of our employees for a period after their employment.
Our NEOs have also entered into change in control and severance agreements with the Company. These post-employment compensation terms are discussed in “Post-Employment Compensation” below.
Post-Employment Compensation
Each of our NEOs participates in our Executive Change in Control and Severance Plan (the “Executive Severance Plan”) which provides these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the Company. Our Executive Severance Plan was developed with input from our independent compensation consultant at the time, Radford (Aon plc), regarding severance practices at comparable companies. The Executive Severance Plan is designed to attract, retain, and reward senior level employees. The Executive Severance Plan generally is in lieu of any other severance payments and benefits to which such key employee may have been entitled to prior to signing their participation agreement.
The payments and benefits provided under our Executive Severance Plan are described in the “Potential Payments on Termination or Change of Control” section on page 48.
We believe that these protections were necessary to induce these individuals to accept a demanding position with the Company and help retain them. These arrangements provide reasonable compensation to an executive officer if they leave our employ under certain circumstances to facilitate transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our executive officers continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company. The terms and conditions were approved by our Board of Directors after an analysis of competitive market data provided by our independent compensation consultant.
Compensation Risk Assessment
We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten stockholder value. In our review, we considered numerous factors and design elements that manage and mitigate risk, and based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on the Company.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for our fiscal year ended December 31, 2024.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors for fiscal year 2024,
Craig Billings (Chair)
Barbara Messing
Todd Morgenfeld

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Summary Compensation Table for Fiscal Year 2024
The amounts below represent the compensation awarded to, earned by, or paid to our named executive officers for the years shown.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)

Adam Foroughi Chief Executive Officer	2024	400,000	—	10,788,454	13,644(2)	11,202,098
	2023	400,000	—	82,949,922	11,756	83,361,678
	2022	100,000	—	—	4,355	104,355
Matthew Stumpf Chief Financial Officer	2024	400,000	—	6,983,237	15,184(3)	7,398,421
Katie Jansen Former Chief Marketing Officer	2024	400,000	—	—	42,672(4)	442,672
	2023	400,000	—	8,688,603	10,859	9,099,463
	2022	400,000	—	—	9,957	409,957
Vasily Shikin Chief Technology Officer	2024	400,000	—	5,394,147	120,675(5)	5,914,822
	2023	400,000	—	67,034,758	13,620	67,448,378
	2022	400,000	—	—	12,475	412,475
Victoria Valenzuela Chief Legal Officer and Corporate Secretary	2024	400,000	—	5,528,332	15,675(6)	5,944,007
	2023	400,000	—	10,935,554	13,620	11,349,174
	2022	400,000	—	—	12,289	412,289
1.Amounts shown do not reflect compensation actually received, and there can be no assurance that these amounts will ever be realized. Instead, the amount shown is the grant date fair value of the awards granted in each year computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions. The grant date fair value of the RSU awards was calculated based on the closing price per share of our Class A common stock on the date of grant. The grant date fair value of PSU awards with market conditions that were granted in 2023 was determined using the Monte Carlo simulation pricing model. This requires the input of assumptions, including the expected stock volatility, the risk-free interest rate, the expected dividend yield, and the discount for post-vesting restrictions, as applicable. Information regarding the assumptions used to estimate the fair value of such PSU awards is set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2023.
2.The reported amount of all other compensation for Mr. Foroughi consists of two components: (i) an $1,800 work-from-home cash stipend paid to all employees, including Mr. Foroughi, and (ii) $11,844 in connection with 401(k) Company matching.
3.The reported amount of all other compensation for Mr. Stumpf consists of two components: (i) an $1,800 work-from-home cash stipend paid to all employees, including Mr. Stumpf, and (ii) $13,384 in connection with 401(k) Company matching.
4.The reported amount of all other compensation for Ms. Jansen consists of three components: (i) an $1,800 work-from-home cash stipend paid to all employees, including Ms. Jansen, (ii) $10,872 in connection with 401(k) Company matching, and (iii) $30,000 attributable to the Company’s payment of a required filing fee incurred by Ms. Jansen under the HSR Act which was approved by the Board of Directors.
5.The reported amount of all other compensation for Mr. Shikin consists of three components: (i) an $1,800 work-from-home cash stipend paid to all employees, including Mr. Shikin, (ii) $13,875 in connection with 401(k) Company matching, and (iii) $105,000 attributable to the Company’s payment of a required filing fee incurred by Mr. Shikin under the HSR Act which was approved by the Board of Directors.
6.The reported amount of all other compensation for Ms. Valenzuela consists of two components: (i) an $1,800 work-from-home cash stipend paid to all employees, including Ms. Valenzuela, and (ii) $13,875 in connection with 401(k) Company matching.

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Grants of Plan-Based Awards in 2024
The following table sets forth information relating to plan-based awards that were granted to our named executive officers during the year ended December 31, 2024.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and Option Awards(2)

		Threshold	Target	Maximum
		(#)	(#)	(#)	(#)	($)
Adam Foroughi	11/04/2024	—	—	—	67,805(1)	10,788,454
Matthew Stumpf	10/30/2024	—	—	—	40,683(1)	6,983,237
Katie Jansen		—	—	—	—	—
Vasily Shikin	11/04/2024	—	—	—	33,902(1)	5,394,147
Victoria Valenzuela	10/30/2024	—	—	—	32,207(1)	5,528,332
1.The amounts shown reflect the RSUs granted to the NEOs under the Company’s 2021 Plan in 2024. Subject to the NEO’s continued role as a service provider to us, 1/4th of the total RSUs shall vest on February 20, 2025 and 1/4th of the RSUs shall vest quarterly thereafter.
2.Amounts reported represent the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value of RSU awards was calculated based on the closing price per share of our Class A common stock on the date of grant.

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Outstanding Equity Awards at 2024 Year-End
The following table sets forth information relating to outstanding equity awards held by our named executive officers as of December 31, 2024.

Name	Grant Date	Option Awards				Stock Awards
		Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock that have not vested	Market value of Shares or Units of Stock that have not vested ($)(2)

Adam Foroughi	11/04/2024	—	—	—	—	67,805(3)	21,957,293
Matthew Stumpf	05/04/2021	—	—	—	—	12,500(4)	4,047,875
	08/17/2022	—	—	—	—	4,312(5)	1,396,355
	10/30/2024	—	—	—	—	40,683(3)	13,174,376
Katie Jansen	11/18/2020	54,166(6)	—	19.52	11/17/2030	—	—
	05/04/2021	—	—	—	—	37,500(4)	12,143,625
Vasily Shikin	12/16/2019	560,400(6)	—	5.05	12/15/2029	—	—
	05/04/2021	—	—	—	—	125,000(4)	40,478,750
	11/04/2024	—	—	—	—	33,902(3)	10,978,485
Victoria Valenzuela	05/04/2021	—	—	—	—	25,000(4)	8,095,750
	10/30/2024	—	—	—	—	32,207(3)	10,429,593
1.This column represents the option exercise price per share of our Class A common stock on the grant date, as determined by our Board of Directors.
2.The closing price of our Class A common stock on December 31, 2024 was $323.83.
3.These shares are subject to an RSU for which the vesting conditions are satisfied, subject to the NEOs continued role as a service provider to us, as to 1/4th of the total shares on February 20, 2025 with 1/4th of the total shares vesting quarterly thereafter.
4.These shares are subject to an RSU for which the vesting conditions are satisfied, subject to the NEOs continued role as a service provider to us, as to 2/5ths of the total shares on November 20, 2022 with 1/20th of the total shares vesting quarterly thereafter.
5.These shares are subject to an RSU for which the vesting conditions are satisfied, subject to Mr. Stumpf’s continued role as a service provider to us, as to 1/16th of the total shares on August 20, 2022 with 1/16th of the total shares vesting quarterly thereafter.
6.This option is fully vested.

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Option Exercises and Stock Vested in 2024
The following table shows the stock awards vested, and value realized upon vesting, by our named executive officers during fiscal 2024.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) ($)
Adam Foroughi	—	—	6,432,189	577,513,004 (3)
Matthew Stumpf	4,686	272,742	283,454	32,470,877 (4)
Katie Jansen	20,834	6,251,829	110,321	15,271,131
Vasily Shikin	—	—	6,427,150	576,815,401 (5)
Victoria Valenzuela	187,500	18,370,152	155,039	21,461,325
1.    Values are based on the market price of our Class A common stock on the date of exercise less the option exercise price paid for the shares, multiplied by the number of shares for which the option was exercised.
2.    Values are based on the market price of our Class A common stock on the vesting date, multiplied by the number of shares vested.
3.    Mr. Foroughi’s value reflects the vesting of performance stock units (PSUs) valued at $493,672,452 on the date of vesting and the vesting of restricted stock units (RSUs) valued at $83,840,552 on the date of vesting, both as discussed above in the Compensation Discussion and Analysis—Elements of Executive Pay and 2024 Compensation—Equity Compensation—Equity Performance Based Equity Grant Tranches from 2023.
4.     Mr. Stumpf’s value reflects the vesting of PSUs valued at $12,341,811 on the date of vesting and the vesting of RSUs valued at $20,129,067 on the date of vesting, both as discussed above in the Compensation Discussion and Analysis—Elements of Executive Pay and 2024 Compensation—Equity Compensation—Equity Performance Based Equity Grant Tranches from 2023.
5.     Mr. Shikin’s value reflects the vesting of PSUs value at $493,672,452 on the date of vesting and the vesting of RSUs valued at $83,142,949 on the date of vesting, both as discussed above in the Compensation Discussion and Analysis—Elements of Executive Pay and 2024 Compensation—Equity Compensation—Equity Performance Based Equity Grant Tranches from 2023.

AppLovin Corporation	47	2025 Proxy Statement

Potential Payments on Termination or Change in Control
Change in Control and Severance Agreements
In March 2021, our Board of Directors adopted an Executive Change in Control and Severance Plan (the “Executive Severance Plan”) pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. This Executive Severance Plan was developed with input from our independent compensation consultant at the time, Radford (Aon plc), regarding severance practices at comparable companies. The Executive Severance Plan is designed to attract, retain, and reward senior level employees. The Executive Severance Plan generally is in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, except as specifically provided under that employee’s participation agreement under the Executive Severance Plan.
Our Board of Directors has designated each of our executive officers as a participant under our Executive Severance Plan eligible for the rights to the applicable payments and benefits described below.
In the event of a “termination” of the employment of a named executive officer by us for a reason other than “cause” or the named executive officer’s death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), the named executive officer will be entitled to the following payments and benefits:
•a lump sum payment equal to 12 months of the named executive officer’s annual base salary, or 18 months in the case of Mr. Foroughi; and
•reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended (“COBRA”) for a period of 12 months, or 18 months in the case of Mr. Foroughi.
In the event of a “termination” of the employment by us for a reason other than “cause” or the named executive officer’s death or “disability” or by the named executive officer for “good reason” (as such terms are defined in our Executive Severance Plan), in either case, occurring within a period beginning 3 months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the change in control period), the named executive officer will be entitled to the following payments and benefits:
•a lump sum payment equal to 18 months of the named executive officer’s annual base salary, or 24 months in the case of Mr. Foroughi;
•reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 18 months, 24 months in the case of Mr. Foroughi; and
•100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s).
The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the named executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the named executive officer’s involuntary termination of employment, as well as compliance with certain non-disparagement provisions and continued compliance with any confidentiality, proprietary information, and inventions agreement applicable to the named executive officer.
If any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. Except as discussed above, the Executive Severance Plan does not require us to provide any tax gross-up payments to the named executive officers.

AppLovin Corporation	48	2025 Proxy Statement

Amount of Payments Upon Termination at 2024 Year-End
The following tables sets forth the potential payments that would have been provided to each of our named executive officers under each of the circumstances specified below if his or her employment with us was terminated without “cause”, resignation for “good reason” or due to death or disability (as each is defined in their equity grant awards) during fiscal year 2024.

	Termination Outside of Change in Control Period ($)
Name	Annual Base Salary(1)	COBRA Premiums(2)	Acceleration of Vesting of Equity Awards	Total

Adam Foroughi	600,000	53,976	—	653,976
Matthew Stumpf	400,000	36,714	—	436,714
Katie Jansen	400,000	35,984	—	435,984
Vasily Shikin	400,000	26,299	—	426,299
Victoria Valenzuela	400,000	35,984	—	435,984
1.Based on a lump sum payment equal to 12 months of the named executive officer’s annual base salary, or 18 months in the case of Mr. Foroughi.
2.Based on a reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 12 months, or 18 months in the case of Mr. Foroughi. Amounts in the table are based on estimated premium cost of continued health coverage under COBRA for the 12 or 18 months beginning January 2025.

	Termination within Change in Control Period ($)
Name	Annual Base Salary(1)	COBRA Premiums(2)	Acceleration of Vesting of Equity Awards(3)	Total

Adam Foroughi	800,000	71,969	21,957,293	22,829,262
Matthew Stumpf	600,000	55,072	18,618,606	19,273,678
Katie Jansen	600,000	53,976	12,143,625	12,797,601
Vasily Shikin	600,000	39,448	51,457,235	52,096,683
Victoria Valenzuela	600,000	53,976	18,525,343	19,179,319
1.Based on a lump sum payment equal to 18 months of the named executive officer’s annual base salary, or 24 months in the case of Mr. Foroughi.
2.Based on a reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 18 months, 24 months in the case of Mr. Foroughi. Amounts in the table are based on estimated premium cost of continued health coverage under COBRA for the 18 or 24 months beginning January 2025.
3.Based on 100% accelerated vesting of all outstanding equity awards.

AppLovin Corporation	49	2025 Proxy Statement

Pay Versus Performance
Under rules adopted pursuant to the Dodd-Frank Act (“PvP Rules”), we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with the PvP Rules. Since our executive compensation is heavily tied to the value of our stock price, large appreciation, such as the 713% increase throughout 2024, directly increase compensation actually paid. Specifically, the compensation actually paid in 2023 and 2024 was influenced by the 2023 PSU grants, as their vesting is solely tied to stock price performance over a five-year performance window. Due to the strong stock performance in 2023 and 2024, the 2023 PSU grants fully vested in less than 18 months of the grant. Such PSU grants were not awarded to our named executive officers in 2024. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis”.
The following table provides information regarding compensation actually paid to our principal executive officer (“PEO”), and other named executive officers (“non-PEO NEOs”) for each year from 2021 to 2024, compared to our total shareholder return (“TSR”) and an index of peer companies from April 15, 2021 through the end of each such year and our net income for each such year. April 15, 2021 is the first day our common stock began trading on the Nasdaq Stock Exchange.

Year (a)	Summary Compensation Table Total for PEO (b)(1)(2)	Compensation Actually Paid to PEO (c)(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (d)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs (d)(1)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M) (h)(6)	Stock Price (i)(7)
					Total Shareholder Return (f)(4)	S&P 500 Information Technology Index Total Shareholder Return (g)(5)

2024	$11,202,098	$385,953,293	$4,924,980	$124,761,691	$496.67	$189.02	$1,580	$298.00
2023	$83,361,678	$286,889,079	$22,760,940	$79,920,602	$61.12	$138.37	$357	$36.26
2022	$104,355	$104,355	$411,799	$(74,612,715)	$16.15	$87.66	$(193)	$9.30
2021	$104,346	$104,346	$14,359,442	$46,809,649	$144.57	$122.08	$35	$83.75
1.NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEO’s
2024	Adam Foroughi	Matthew Stumpf, Katie Jansen, Vasily Shikin, Victoria Valenzuela
2023	Adam Foroughi	Herald Chen, Katie Jansen, Vasily Shikin, Victoria Valenzuela
2022	Adam Foroughi	Herald Chen, Katie Jansen, Vasily Shikin, Victoria Valenzuela
2021	Adam Foroughi	Herald Chen, Katie Jansen, Vasily Shikin, Victoria Valenzuela
2.This figure is the total compensation paid to our PEO in each listed year as shown in our Summary Compensation Table for such listed year.
3.This figure is the compensation actually paid for our PEO and non-PEO NEOs in each listed year. Compensation actually paid does not mean that our PEO and non-PEO NEOs were actually paid those amounts in the listed year or will ever be paid these amounts, but this is a dollar amount derived by starting with the Summary Compensation Table total compensation and then applying certain adjustments pursuant PvP Rules. To calculate compensation actually paid for 2023 and 2024, the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table:

AppLovin Corporation	50	2025 Proxy Statement

	PEO		Average For Non-PEO NEOs
	2024	2023	2024	2023
	($)	($)	($)	($)

Summary Compensation Table Total	$11,202,098	$83,361,678	$4,924,980	$22,760,940
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(a)	$10,788,454	$82,949,922	$4,476,429	$22,348,050
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(b)	$21,957,293	$213,930,648	$8,645,613	$47,662,253
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$—	$—	$14,505,130	$3,460,490
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$—	$72,546,675	$—	$22,295,047
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$363,582,356	$—	$101,162,396	$6,089,922
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	$—	$—	$—	$—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—	$—
Compensation Actually Paid	$385,953,293	$286,889,079	$124,761,691	$79,920,602
a.For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes. The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
b.The values for 2023 have been updated from those presented in the 2023 Proxy Statement to correct the inadvertent exclusion of the November 2023 grants to the named executive officers in 2023. As a result, the compensation actually paid for 2023 for our PEO and non-PEO NEOs have been updated accordingly.
c.The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

2024
Performance Share Units
Stock Price	$68.86 - $129.08
Volatility	56.42% - 61.89%
Risk-Free Interest Rate	3.74% - 4.91%
Stock Options
Expected Term	2.08 years – 2.93 years
Volatility	60.48% - 68.40%
Dividend Yield	—%
Risk-Free Interest Rate	3.46% - 4.82%
4.Total shareholder return is calculated by assuming that a $100 investment was made based on the closing stock price on the IPO date of April 15, 2021 and reinvesting all dividends until the last day of each reported fiscal year.
5.The peer group used is the S&P 500 Index Information Technology Index, as used in our Stock Performance Graph in Form 10-K. Total shareholder return is calculated by assuming that a $100 investment was made based on the closing stock price on the IPO date of April 15, 2021 and reinvesting all dividends until the last day of each reported fiscal year.
6.The dollar amounts reported are AppLovin’s net income reflected in AppLovin’s audited financial statements.

AppLovin Corporation	51	2025 Proxy Statement

7.The performance share units granted to the PEO and non-PEO NEOs are based on the minimum closing stock price over a thirty consecutive trading date period meeting or exceeding specified stock price hurdles during a five-year performance period. AppLovin does not utilize any other financial performance measures, as defined under SEC rules, in its executive compensation programs, and as such has determined to use the 30 trading day trailing minimum closing stock price of our common stock as of the end of each fiscal year (the “Stock Price”), as the most important financial performance measure used by us to link compensation actually paid to our PEO and non-PEO NEOs for the fiscal year ended December 31, 2024 to our performance.
Performance Measures
Since stock price is the primary measure that links compensation actually paid to performance, we list stock price as our singular measure for fiscal year 2024, see our “Compensation Philosophy” on page 37.
Description of Relationships Between Compensation Actually Paid and Performance
Below is a description, in a manner compliant with the PvP Rules, of the relationship between Compensation Actually Paid and the individual performance measures shown.
Compensation Actually Paid (CAP) Versus TSR
Our total shareholder return, based on a $100 investment in AppLovin on its IPO date of April 15, 2021, was $144.57 as of the end of 2021, $16.15 as of the end of 2022, $61.12 as of the end of 2023, and $496.67 at the end of 2024. These indexed investment returns translate into annual total shareholder return rates of 44.57%, -83.85%, -38.88%, and 396.67% in each of 2021, 2022, 2023, and 2024. CEO CAP amounts were $104,346, $104,355, $286,889,079, and $385,953,293 in each of 2021, 2022, 2023, and 2024, respectively. Similarly, our other NEO CAP amounts as averaged were $46,809,649, -$74,612,715, $79,920,602, and $124,761,691 in 2021, 2022, 2023, and 2024 respectively. As a result, the trajectory of our CAP values and total shareholder return are directionally aligned over the timeframe that the table covers because our total shareholder return increased and decreased year-to-year in accordance with increases and decreases in CAP.
Compensation Actually Paid Versus Net Income
Our GAAP net income was $35.3 million in 2021, -$192.9 million in 2022, $356.7 million in 2023, and $1,580 million in 2024. CEO CAP amounts were $104,346, $104,355, $286,889,079, and $385,953,293 in each of 2021, 2022, 2023, and 2024, respectively. Similarly, our other NEO CAP amounts as averaged were $46,809,649, -$74,612,715, $79,920,602, and $124,761,691 in 2021, 2022, 2023, and 2024 respectively. As a result, the trajectory of our CAP values and GAAP net income are directionally aligned over the timeframe that the table covers.
Compensation Actually Paid Versus Stock Price
Our Company-selected measure, stock price, was $65.20 at the close of our first trading date on April 15, 2021. Our stock price was $83.75 as of 2021, $9.30 as of 2022, $36.26 as of 2023, and $298.00 as of 2024, determined as the 30 trading day trailing minimum closing stock price of our common stock as of the end of each fiscal year. These translate into price changes of 28.45%, -88.90%, 289.89%, and 721.84% in each of 2021 (from the closing price on our first trading date through the 30 day trailing minimum closing stock price as of year-end), 2022, 2023, and 2024. CEO CAP amounts were $104,346, $104,355, $286,889,079, and $385,953,293 in each of 2021, 2022, 2023, and 2024, respectively. Our other NEO CAP amounts as averaged were $46,809,649, -$74,612,715, $79,920,602, and $124,761,691 in 2021, 2022, 2023, and 2024, respectively. As a result, the trajectory of our CAP values and stock price are directionally aligned over the timeframe that the table covers because our stock price increased and decreased year-to-year in accordance with increases and decreases in CAP.
AppLovin’s TSR Versus Peer Group TSR
Our total stockholder return, based on a $100 investment in AppLovin on its IPO date of April 15, 2021, was $144.57 as of the end of 2021, $16.15 as of the end of 2022, $61.12 as of the end of 2023, and $496.67 at the end of 2024. The total stockholder return for the peer group, based on a $100 investment in S&P 500 Index Information Technology Index on April 15, 2021, was $122.08 as of the end of 2021, $87.66 as of the end of 2022, $138.37 as of the end of 2023, and $189.02 at the end of 2024. For the total stockholder returns, AppLovin underperforms its peer group in 2022 and 2023 by $71.51 and $77.25, respectively, and outperforms its peer group in 2021 and 2024 by $22.49 and $307.65, respectively.

AppLovin Corporation	52	2025 Proxy Statement

CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act of 2010, AppLovin is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the CEO of AppLovin. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.
Measurement Date and Population Considered
We identified the median employee using our employee population on December 31, 2024.
AppLovin is a global company that employs over 1,500 people with employees in 17 countries.
Consistently Applied Compensation Measure (“CACM”)
Under the applicable rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct compensation of our employees. Specifically, we identified the median employee by looking at annual base pay only. We converted earnings paid in local currency to U.S. dollars by applying the exchange rate applicable on December 31, 2024. We have annualized the compensation paid to partial-year employees and employees on an unpaid leave of absence, as permitted by applicable SEC regulations. In addition, we did not utilize any cost-of-living adjustment as permitted by applicable SEC regulations.
Methodology and Pay Ratio
After applying our CACM methodology and excluding the employees listed above, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table on page 44.
Although our median employee’s compensation was calculated using Summary Compensation Table requirements, this employee is located in Germany, holds a generalist position and was not eligible for equity, which resulted in only his total cash compensation of $98,555 being included. Our CEO’s compensation as reported in the Summary Compensation Table was $11,202,098. Therefore, our CEO to median employee pay ratio is 114:1. As a result of our performance-based equity program, this was an exceptional year for equity grants for our CEO for the reasons discussed above; and if you were to assess the pay ratio based only on total cash compensation, the pay ratio would have been 4.1:1.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

AppLovin Corporation	53	2025 Proxy Statement

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders(1)	6,390,000	6.30(2)	88,056,549(3)
1.Includes the 2011 Plan, the 2021 Plan, the ESPP and the 2021 Partner Studio Incentive Plan (“2021 Partner Plan”). The 2011 Plan was terminated for purposes of new grants effective April 2021.
2.RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
3.As of December 31, 2024, an aggregate of 88,056,549 shares of Class A common stock were available for issuance under the 2021 Plan, the 2021 Partner Plan, and the ESPP. The 2021 Plan provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 39,000,000 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our Board of Directors may determine. The ESPP provides that on the first day of each year beginning January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 7,800,000 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our Board of Directors may determine. On January 1, 2025, the number of shares of Class A common stock available for issuance under the 2021 Plan and the ESPP increased by 17,002,087 shares and 3,400,417 shares, respectively, pursuant to these provisions. These changes are not reflected in the table above.

AppLovin Corporation	54	2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2025 for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 307,673,018 shares of our Class A common stock, 30,688,541 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of March 31, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2025, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AppLovin Corporation, 1100 Page Mill Road, Palo Alto, California 94304. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

AppLovin Corporation	55	2025 Proxy Statement

	Amount and Nature of Beneficial Ownership				Percent of Total Voting Power (%)
	Class A Shares		Class B Shares
Name of Beneficial Owner	(#)	%	(#)%

Named Executive Officers and Directors:
Adam Foroughi(1)	2,835,590	*	27,936,907	91	60.9
Matthew Stumpf(2)	177,923	*	—	—	*
Katie Jansen(3)	815,371	*	—	—	*
Vasily Shikin(4)	3,943,840	1.3	—	—	*
Victoria Valenzuela(5)	335,885	*	—	—	*
Craig Billings(6)	18,537	*	—	—	*
Herald Chen(7)	811,209	*	2,397,668	7.4	5.1
Margaret Georgiadis(8)	186,978	*	—	—	*
Alyssa Harvey Dawson	3,745	*	—	—	*
Barbara Messing(9)	3,252	*	—	—	*
Todd Morgenfeld(10)	5,917	*	—	—	*
Edward Oberwager	—	—	—	—	—
Eduardo Vivas(11)	7,420,122	2.4	—	—	*
Maynard Webb(12)	147,886	*	—	—	*
All current directors and executive officers as a group (13 persons)(13)	15,890,884	5.2	30,334,575	93.7	65.1
Shares subject to the Voting Agreement(14)	3,646,799	1.2	32,368,742	100	68.2
Greater than 5% stockholders
Angel Pride Holdings Limited(15)	17,244,541	5.6	—	—	1.9
BlackRock, Inc.(16)	16,722,404	5.4	—	—	1.8
The Vanguard Group(17)	16,617,139	5.4	—	—	1.8
*Represents beneficial ownership or voting power of less than 1%.
1.Consists of (i) 2,818,638 shares of Class A common stock held by Mr. Foroughi, (ii) 27,936,907 shares of Class B common stock held by Mr. Foroughi, and (iii) 16,952 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2025. Mr. Foroughi and Mr. Chen (collectively, with certain affiliates, the “Voting Agreement Parties"), have entered into the Voting Agreement, pursuant to which all Class B common stock held by the Voting Agreement Parties and their respective permitted entities and permitted transferees will be voted as determined by Mr. Foroughi and Mr. Chen.
2.Consists of (i) 163,908 shares of Class A common stock held by Mr. Stumpf, and (ii) 14,015 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2025.
3.Consists of (i) 799,910 shares of Class A common stock held by Ms. Jansen, (ii) 6,086 shares of Class A common stock held by The Jansen Family Trust, for which Ms. Jansen serves as trustee, and (iii) 9,375 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2025.
4.Consists of (i) 3,343,715 shares of Class A common stock held by Mr. Shikin, (ii) 560,400 shares of Class A common stock subject to stock options held by Mr. Shikin that are exercisable within 60 days of March 31, 2025, and (iii) 39,725 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2025.
5.Consists of (i) 321,583 shares of Class A common stock held by Ms. Valenzuela, and (ii) 14,302 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2025.
6.Consists of 18,537 shares of Class A common stock subject to stock options held by Mr. Billings that are exercisable within 60 days of March 31, 2025.
7.Consists of (i) 421,209 shares of Class A common stock held by Mr. Chen, (ii) 190,000 shares of Class A common stock held by The Chen Family 2012 Irrevocable Trust, Herald Y. & Mei K. Chen as Trustees (The Chen Family Trust), for which Mr. Chen and his spouse serve as trustees, (iii) 200,000 shares of Class A common stock held by The 2023 High Street CRAT, for which Mr. Chen and his spouse serve as trustees, (iv) 717,467 shares of Class B common stock held by Mr. Chen, and (v) 1,680,201 shares of Class B common stock subject to stock options held by Mr. Chen that are exercisable within 60 days of March 31, 2025 (after giving effect to the Equity Exchange Right Agreement).

AppLovin Corporation	56	2025 Proxy Statement

The Voting Agreement Parties have entered into the Voting Agreement, pursuant to which all Class B common stock held by the Voting Agreement Parties and their respective permitted entities and permitted transferees will be voted as determined by Mr. Foroughi and Mr. Chen.
8.Consists of (i) 32,478 shares of Class A common stock held by Ms. Georgiadis and (ii) 154,500 shares of Class A common stock held by Blue Sage Partners, LLC, for which Ms. Georgiadis and her spouse share voting and dispositive power.
9.Consists of (i) 2,683 shares of Class A common stock held by Ms. Messing, and (ii) 569 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2025.
10.Consists of (i) 5,084 shares of Class A common stock held by Mr. Morgenfeld and (ii) 833 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2025.
11.Consists of (i) 7,404,585.249 shares of Class A common stock held by Mr. Vivas and (ii) 15,537 shares of Class A common stock subject to stock options held by Mr. Vivas that are exercisable within 60 days of March 31, 2025.
12.Consists of 147,886 shares of Class A common stock held by Webb Investment Network, for which Mr. Webb and his spouse share voting and dispositive power.
13.Consists of (i) 15,210,014.249 shares of Class A common stock held by our executive officers and directors, (ii) 28,654,374 shares of Class B common stock held by our executive officers and directors (iii) 680,870 shares of Class A common stock subject to stock options, and RSUs held by our executive officers and directors that are exercisable or scheduled to vest within 60 days of March 31, 2025, (iv) 1,680,201 shares of Class A common stock subject to stock options held by Mr. Chen that are exercisable within 60 days of March 31, 2025 (which may be exchanged for shares of Class B common stock, and are reported in the table above as such, pursuant to the Equity Exchange Right Agreement).
14.Consists of (i) 3,629,847 shares of Class A common stock held by the Voting Agreement Parties, (ii) 30,688,541 shares of Class B common stock held by the Voting Agreement Parties, (iii) 16,952 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2025, and (iv) 1,680,201 shares of Class A common stock subject to stock options held by Mr. Chen that are exercisable within 60 days of March 31, 2025 (which may be exchanged for shares of Class B common stock, and are reported in the table above as such, pursuant to the Equity Exchange Right Agreement).
15.Based solely on a Schedule 13G/A filed with the SEC on January 30, 2025, reporting shared voting power and shared dispositive power with respect to 17,244,541 shares of Class A common stock by Angel Pride Holdings Limited (“Angel Pride”) and Prominence Trust Limited (“Prominence Trust”). These shares are held of record by Angel Pride, of which Prominence Trust is the sole shareholder. Prominence Trust may be deemed to share beneficial ownership over such shares. The principal business address for Angel Pride is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The principal business address for Prominence Trust is 18/F, Three Exchange Square 8 Connaught Road, Central, Hong Kong.
16.Based solely on a Schedule 13G/A filed with the SEC on April 17, 2025, reporting sole voting power with respect to 15,384,876 shares of Class A common stock and sole dispositive power with respect to 16,722,404 shares of Class A common stock. The address for BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.
17.Based solely on a Schedule 13G/A filed with the SEC on January 30, 2025, reporting shared voting power with respect to 181,090 shares of Class A common stock, sole dispositive power with respect to 16,009,016 shares of Class A common stock and shared dispositive power with respect to 608,123 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

AppLovin Corporation	57	2025 Proxy Statement

Certain Relationships, Related Party, and Other Transactions
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of any class of our voting securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our Audit Committee charter provides that our Audit Committee shall review and approve all related party transactions.
Under this policy, our Audit Committee will review the material facts of all related party transactions and either approve, ratify or disapprove of the entry into the transaction. In determining whether to approve or ratify any such proposal, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction would affect the independence of any director, any conflict of interest with any of our executive officers, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party, and the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% equity interest of that company, (iv) charitable contributions, grants, or endowments by us to a charitable organization, foundation, or university where the related person’s only relationship is as an employee (other than an executive officer), or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (vii) other transactions where disclosure of such transaction would not be required pursuant to Item 404 of Regulation S-K. In addition to our policy, our Audit Committee charter provides that our Audit Committee shall review and oversee any related person transactions.
Related Person Transactions
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an Investor Rights Agreement, pursuant to which Adam Foroughi,our CEO, Co-Founder and Chairperson of our Board of Directors, and an entity affiliated with him, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.
Director Nominations Agreement
We previously entered into a Director Nominations Agreement with KKR Denali. Under this agreement, KKR Denali had the right to nominate one designee to our Board of Directors as long as KKR Denali and its affiliates collectively

AppLovin Corporation	58	2025 Proxy Statement

beneficially owned at least 25% of the shares of the Class B common stock that KKR Denali held immediately prior to our initial public offering (the “Nomination Threshold”). Additionally, for so long as KKR Denali and its affiliates collectively beneficially owned at least 5% of the outstanding shares of our common stock, one of the independent director nominees nominated by the Nominating and Corporate Governance Committee for nomination to our Board of Directors was subject to the approval of KKR Denali (the “Independent Approval Threshold”). In 2024, KKR Denali ceased to satisfy the Nomination Threshold and the Independent Approval Threshold, and the Director Nominations Agreement has terminated.
Credit Agreement
In December 2024, the Company issued $3.6 billion in aggregate principal amount of senior notes and concurrently entered into the 2024 Credit Agreement, establishing a $1.0 billion revolving credit facility. The 2024 Credit Agreement replaced the existing credit agreement, originally entered into in August 2018 and subsequently amended multiple times (the “2018 Credit Agreement”). KKR Capital Markets LLC, an affiliate of KKR Denali, served as a joint lead arranger and joint bookrunner for the 2018 Credit Agreement. In 2024 the Company paid fees of $0.1 million to KKR Capital Markets LLC in connection with an amendment to the 2018 Credit Agreement. Additionally, KKR Corporate Lending (CA) LLC, an affiliate of KKR Denali, provided revolving credit commitments totaling $15.0 million under the 2018 Credit Agreement. The 2018 Credit Agreement was terminated in December 2024.
Promissory Notes
On March 8, 2019, we entered into a promissory note with Rafael Vivas, the brother of Eduardo Vivas, a member of our Board of Directors, for the purpose of advancing him funds to allow him to early exercise his stock options (“Vivas Note”). The Vivas Note was issue in the amount of $2,273,400 at an interest rate of 2.59%, and later amended on August 7, 2020 to lower the interest rate on the outstanding balance of such note to the then applicable IRS annual mid-term rate of 0.41%. On March 8, 2024, the principal amount due under the Vivas Note plus accrued interest, or $2,309,526, was repaid in full to the Company and the Vivas Note was extinguished.
Equity Exchange Right Agreement
In connection with our initial public offering, we entered into an Equity Exchange Right Agreement with Herald Chen, pursuant to which Mr. Chen has a right (but not an obligation), to require us to exchange any shares of Class A common stock received upon the exercise of options to purchase shares of Class A common stock for an equivalent number of shares of Class B common stock. This Equity Exchange Right Agreement applies only to equity awards granted to Mr. Chen prior to the effectiveness of the filing of our amended and restated certificate of incorporation in connection with our initial public offering. The Equity Exchange Right Agreement originally covered options to purchase 2,280,201 shares of Class A common stock, of which 1,680,201 remain unexercised as of March 31, 2025.
Stock Repurchase Transactions
On February 29, 2024, we entered into an underwriting agreement (the “Underwriting Agreement”) with KKR Denali and BofA Securities, Inc., acting for themselves and as representative of other underwriters (collectively, the “Underwriters”), in connection with a secondary public offering (the “Offering”) of 19,866,397 shares of our Class A common stock by KKR Denali. Pursuant to the Underwriting Agreement, on March 6, 2024, we repurchased from the Underwriters 10,466,397 shares of Class A common stock sold to the Underwriters by KKR Denali in the Offering at a price per share of $54.46, the same per share price paid by the Underwriters to KKR Denali in the Offering.
Pursuant to a repurchase agreement dated March 7, 2024, we repurchased 3,000,000 shares of our Class A common stock from Midterm Success, which was a greater than 5% stockholder at the time, in a private transaction at a price per share equal to $60.74, for a total purchase price of approximately $182 million.
Other Transactions
On February 14, 2024, we agreed to invest $50 million in the Series C preferred stock financing of Humans, Inc., the developer of the Flip Shop social shopping app ("Flip Shop"). The Series C preferred stock financing was led by an existing investor in Flip Shop. On March 27, 2024, Flip Shop and Curated, Inc., a company operated and founded by Eduardo Vivas, a member of our Board of Directors, merged. On a post-investment basis, we will hold approximately 4.1% of the fully diluted shares of Flip Shop. On February 14, 2024, Flip Shop entered into a commercial agreement with us related to Flip Shop's use of our AXON technology. Mr. Vivas is currently the Chief Operating Officer of Flip Shop, a member of its board of directors, and a greater than 5% stockholder in the company.

AppLovin Corporation	59	2025 Proxy Statement

Other than as described above, since January 1, 2024, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

AppLovin Corporation	60	2025 Proxy Statement

Other Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2024, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements, except that one Form 4 report was filed late for each of Mses. Harvey Dawson and Messing, and Mr. Vivas, in each case with respect to one transaction, due to administrative error in connection with restricted stock units issued in connection with their quarterly director compensation.
Fiscal Year 2024 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2024 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.applovin.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to AppLovin Corporation, Attention: Corporate Secretary, 1100 Page Mill Road, Palo Alto, California 94304.
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Palo Alto, California
April 22, 2025

AppLovin Corporation	61	2025 Proxy Statement

Appendix A
AppLovin Corporation
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

The following table provides a reconciliation of net cash provided by operating activities to Free Cash Flow for the periods presented:

Year Ended December 31,
2024
Net cash provided by operating activities	$2,099,011
Less:
Purchase of property and equipment	(4,776)
Principal payments on finance leases	(20,875)
Free Cash Flow	$2,073,360
Net cash used in investing activities	$(106,754)
Net cash used in financing activities	$(1,749,844)
Reconciliation of Net Income to Adjusted EBITDA
(in thousands, except percentages)
The following table provides our Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Net Income to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2023	2024
Revenue	$3,283,087	$4,709,248
Net income	356,711	1,579,776
Net Margin	11%	34%
Interest expense and loss on settlement of debt	$275,665	$318,260
Other income, net	(7,831)	(25,440)
Provision for (benefit from) income taxes	23,859	(3,771)
Amortization, depreciation and write-offs	489,008	448,680
Loss on disposal of long-lived assets	—	1,646
Non-operating foreign exchange (gain) loss	(1,224)	291
Stock-based compensation	363,107	376,455
Acquisition-related expense and transaction bonus	1,047	885
Restructuring costs	2,316	22,823
Total adjustments	$1,145,947	$1,139,829
Adjusted EBITDA	$1,502,658	$2,719,605
Adjusted EBITDA Margin	46%	58%

AppLovin Corporation	A-1	2025 Proxy Statement

AppLovin Corporation
Reconciliation of Segment Adjusted EBITDA to Income Before Taxes
(in thousands, except percentages)
The following table provides selected financial data for our reportable segments for the periods indicated:

	Year Ended December 31,
	2023	2024
Revenue:
Advertising	$1,841,762	$3,224,058
Apps	1,441,325	1,485,190
Total Revenue	$3,283,087	$4,709,248

Segment Adjusted EBITDA:
Advertising	$1,275,705	$2,442,597
Apps	226,953	277,008
Total Segment Adjusted EBITDA	$1,502,658	$2,719,605

Interest expense and loss on settlement of debt	$(275,665)	$(318,260)
Other income, net	7,831	25,440
Amortization, depreciation and write-offs	(489,008)	(448,680)
Loss on disposal of long-lived assets	—	(1,646)
Non-operating foreign exchange gain (loss)	1,224	(291)
Stock-based compensation	(363,107)	(376,455)
Acquisition-related expense and transaction bonus	(1,047)	(885)
Restructuring costs	(2.316)	(22.823)
Income before income taxes	$380,570	$1,576,005

Segment Adjusted EBITDA Margin:
Advertising	69%	76%
Apps	16%	19%

AppLovin Corporation	A-2	2025 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

APPLOVIN CORPORATION
1100 PAGE MILL ROAD
PALO ALTO, CA 94304

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 3, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/APP2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 3, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65083-P24627

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLOVIN CORPORATION

1. Election of Directors

Nominees:	For	Withhold
1a. ADAM FOROUGHI	☐	☐
1b. CRAIG BILLINGS	☐	☐
1c. HERALD CHEN	☐	☐
1d. MARGARET GEORGIADIS	☐	☐
1e. ALYSSA HARVEY DAWSON	☐	☐
1f. BARBARA MESSING	☐	☐
1g. TODD MORGENFELD	☐	☐
1h. EDUARDO VIVAS	☐	☐
1i. MAYNARD WEBB	☐	☐

The Board of Directors recommends you vote FOR the following proposal.	For	Against	Abstain
2. Ratification of the Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V65084-P24627

APPLOVIN CORPORATION
Annual Meeting of Stockholders
June 4, 2025 10:00 AM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Adam Foroughi, Matthew Stumpf, and Victoria Valenzuela, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of APPLOVIN CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PT on June 4, 2025, and any adjournments or postponements thereof. The Annual Meeting of Stockholders will be held virtually at: www.virtualshareholdermeeting.com/APP2025.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side